                           Offer to Purchase for Cash
               Up to 25,000 Units of Limited Partnership Interest
                                       in

                      CENTURY PROPERTIES GROWTH FUND XXII,
                        a California limited partnership
                                      for
                               $275 Net Per Unit
                                       by
                             IPLP ACQUISITION I LLC
-------------------------------------------------------------------------------
    THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON SEPTEMBER 25, 1997, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

                                   IMPORTANT


         IPLP Acquisition I LLC, a Delaware limited liability company (the "Purchaser"), is offering to purchase up to 25,000 of the outstanding units of limited partnership interest ("Units") in Century Properties Growth Fund XXII, a California limited partnership (the "Partnership"), at a purchase price of $275 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Purchase Price is subject to adjustment under certain circumstances, as described herein. Holders of Units (each, a "Limited Partner") who tender their Units in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. The Purchaser is an affiliate of Fox Partners IV, which is the general partner of the Partnership (the "General Partner").

         Limited Partners are urged to consider the following factors:

         o The Purchaser and the General Partner are both affiliates of and controlled by Insignia Properties Trust ("IPT"), which is controlled by Insignia Financial Group, Inc. ("Insignia"). IPT, through its operating partnership Insignia Properties, L.P. ("IPLP"), currently owns 17,273.5 Units.

         o The net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the General Partner) is $412.22. The Purchaser does not believe, however, that the Estimated Liquidation Value represents a fair estimate of the market value of a Unit, primarily due to the fact that such estimate does not take into account timing considerations and legal and other expenses that would be incurred in connection with a liquidation of the Partnership. See
              Section 13. Accordingly, the Purchaser does not believe that the Estimated Liquidation Value should be viewed as representative of the amount a Limited Partner can realistically expect to obtain on a sale of a Unit in the near term.

         o The Purchaser will have the right to vote all Units acquired pursuant to the Offer. If the Purchaser (which is an affiliate of the General Partner) is successful in acquiring more than 24,150.5 Units, IPT will own in excess of 50% of the total Units outstanding and, accordingly, will be able to control the outcome of almost all voting decisions with respect to the Partnership, including decisions regarding liquidation, amendments to the Limited Partnership Agreement, removal and replacement of the General Partner and mergers, consolidations and other extraordinary transactions not involving a "roll-up" transaction. Even if the Purchaser acquires a lesser number of Units pursuant to the Offer, however, because IPT already owns (through IPLP) approximately 20.8% of the outstanding Units it will be able to significantly influence the outcome of almost all voting decisions with respect to the Partnership (other than decisions involving "roll-up" transactions prior to January 1, 2000).

         o Between October 1994 and June 1995, DeForest Ventures I, L.P. ("DeForest"), which at the time was an affiliate of the General Partner but was not an affiliate of Insignia, IPT or the Purchaser, acquired 17,022.5 (or approximately 20.5%) of the outstanding Units, at a purchase price of $87.80 per Unit, pursuant to a series of tender offers. In a series of related transactions that occurred during the first half of 1996, Insignia (through various affiliates) acquired a controlling interest in the General Partner and all of the Units owned by DeForest. Currently, IPT controls the General Partner and IPLP owns all of the Units previously held by DeForest.

         o The Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

         THE OFFER IS NOT CONDITIONED ON FINANCING OR UPON ANY MINIMUM AGGREGATE NUMBER OF UNITS BEING TENDERED.


                    ----------------------------------------


         Any Limited Partner desiring to tender Units should complete and sign the Assignment of Partnership Interest (or a copy thereof) in accordance with the Instructions to the Assignment of Partnership Interest and mail or deliver the signed Assignment of Partnership Interest to the Depositary. A Limited Partner may tender any or all of the Units owned by that Limited Partner. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner.

         Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. No soliciting dealer fees or other payments to brokers for tenders are being paid by the Purchaser (which is an affiliate of the General Partner).


                    ----------------------------------------


          For More Information or for Further Assistance Please Call:

                           Beacon Hill Partners, Inc.

                                       at

                                 (800) 854-9486

August 28, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

INTRODUCTION..............................................................  1
    The Purchaser; Affiliation with the General Partner...................  1
    Some Factors to Be Considered by Limited Partners.....................  1
    Reasons for and Effects of the Offer..................................  3
    Certain Tax Considerations............................................  3
    Originally Anticipated Term of the Partnership; General Policy
        Regarding Sales and Refinancings of Partnership Properties;
        Alternatives......................................................  3
    Conditions............................................................  4
    Distributions.........................................................  4
    Outstanding Units.....................................................  4

THE OFFER.................................................................  5
    Section 1.  Terms of the Offer; Expiration Date; Proration............  5
    Section 2.  Acceptance for Payment and Payment for Units..............  6
    Section 3.  Procedure for Tendering Units.............................  6
        Valid Tender......................................................  6
        Signature Requirements............................................  6
        Delivery of Assignment of Partnership Interest....................  7
        Appointment as Proxy; Power of Attorney...........................  7
        Assignment of Interest in Future Distributions....................  7
        Determination of Validity; Rejection of Units; Waiver of
           Defects; No Obligation to Give Notice of Defects...............  7
        Backup Federal Income Tax Withholding.............................  8
        FIRPTA Withholding................................................  8
        Binding Obligation................................................  8
    Section 4.  Withdrawal Rights.........................................  8
    Section 5.  Extension of Tender Period; Termination; Amendment........  9
    Section 6.  Certain Federal Income Tax Matters........................  9
        General    .......................................................  9
        Gain or Loss Generally............................................  9
        Unrealized Receivables and Certain Inventory...................... 10
        Passive Activity Loss Limitation.................................. 10
        Partnership Termination........................................... 11
        Backup Withholding and FIRPTA Withholding......................... 11
    Section 7.  Effects of the Offer...................................... 12
        Limitations on Resales............................................ 12
        Effect on Trading Market; Registration Under Section 12(g)
           of the Exchange Act............................................ 12
        Control of Limited Partner Voting Decisions by Purchaser;
           Effect of Relationship with General Partner.................... 12
    Section 8.  Future Plans of Insignia, IPT and the Purchaser........... 13
    Section 9.  Certain Information Concerning the Partnership............ 14
        General    ....................................................... 14
        Originally Anticipated Term of Partnership; Alternatives.......... 14
        General Policy Regarding Sales and Refinancings of Partnership
           Properties..................................................... 14
        Selected Financial and Property-Related Data...................... 14
        Cash Distributions History........................................ 17
        Operating Budgets of the Partnership.............................. 17
    Section 10.  Conflicts of Interest and Transactions with Affiliates... 18
        Conflicts of Interest with Respect to the Offer................... 18
        Voting by the Purchaser........................................... 18

                                                                          PAGE
                                                                          ----

        Financing Arrangements............................................ 18
        Transactions with Affiliates...................................... 19
    Section 11.  Certain Information Concerning the Purchaser, IPLP,
          IPT and Insignia................................................ 19
        The Purchaser..................................................... 19
        IPT and IPLP...................................................... 20
        Insignia   ....................................................... 21
    Section 12.  Source of Funds.......................................... 23
    Section 13.  Background of the Offer.................................. 23
        Affiliation with the General Partner and NPI-AP................... 23
        Previous Tender Offers............................................ 23
        Determination of Purchase Price................................... 23
    Section 14.  Conditions of the Offer.................................. 29
    Section 15.  Certain Legal Matters.................................... 30
        General    ....................................................... 30
        Antitrust  ....................................................... 30
        Margin Requirements............................................... 30
    Section 16.  Fees and Expenses........................................ 31
    Section 17.  Miscellaneous............................................ 31


SCHEDULE I   -  Transactions in the Units Effected by IPLP in the
                Past 60 Days.............................................. S-1

SCHEDULE II  -  Information Regarding the Managers of the Purchaser....... S-2

SCHEDULE III -  Information Regarding the Trustees and Executive
                Officers of IPT........................................... S-3

SCHEDULE IV  -  Information Regarding the Directors and Executive
                Officers o Insignia....................................... S-5

SCHEDULE V   -  IPT Partnerships.......................................... S-8

TO THE LIMITED PARTNERS OF
CENTURY PROPERTIES GROWTH FUND XXII


                                  INTRODUCTION

         IPLP Acquisition I LLC (the "Purchaser"), which is a Delaware limited liability company and an affiliate of the General Partner, hereby offers to purchase up to 25,000 Units, representing approximately 30% of the Units outstanding, at a purchase price of $275 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Offer is not conditioned on any aggregate minimum number of Units being tendered. A Limited Partner may tender any or all of the Units owned by that Limited Partner. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. The Purchaser (which is an affiliate of the General Partner) will pay all charges and expenses of Beacon Hill Partners, Inc., who will serve as the Purchaser's information agent for the Offer (the "Information Agent"), and Harris Trust Company of New York, who will act as depositary for the Offer (the "Depositary").

         The Purchaser; Affiliation with the General Partner. Fox Partners IV, a California general partnership, is the general partner of the Partnership (the "General Partner") and is controlled by Insignia Properties Trust, a Maryland real estate investment trust ("IPT"). The Purchaser is a newly-formed, wholly-owned subsidiary of Insignia Properties, L.P., a Delaware limited partnership ("IPLP"), which is the operating partnership of IPT. IPT is the sole general partner of IPLP (owning approximately 68% of the total equity interests in IPLP), and Insignia Financial Group, Inc., a Delaware corporation ("Insignia"), is the sole limited partner of IPLP (owning approximately 32% of the total equity interests in IPLP). Insignia and its affiliates also own approximately 70% of the outstanding common shares of IPT. NPI-AP Management, L.P. ("NPI-AP"), which since mid-January 1996 has been an affiliate of Insignia and is an affiliate of IPT and the Purchaser, provides property management services to the Partnership, and since mid-January 1996 Insignia (directly or through affiliates) has performed asset management and partnership administration services for the Partnership. See Section 13. By reason of these relationships, the General Partner has conflicts of interest in considering the Offer. The General Partner has indicated in a Statement on
Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units in response to the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS. See Section 10.

         Some Factors to Be Considered by Limited Partners. In considering the Offer, Limited Partners may wish to consider the following factors:

         Potential Adverse Aspects of the Offer for Limited Partners

         o The Purchaser and the General Partner are affiliates of and controlled by IPT, which is controlled by Insignia. The General Partner has conflicts of interest in considering the Offer, including (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the General Partner and/or its affiliates and (ii) the fact that as a consequence of the Purchaser's ownership of Units, the Purchaser (which is an affiliate of the General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the General Partner) with the interests of the other Limited Partners. See Section 10.

         o The net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the General Partner) is $412.22. See Section 13 for a discussion of why the Purchaser (which is an affiliate of the General Partner) believes that the Estimated Liquidation Value is not necessarily indicative of the fair market value of a Unit. THE PURCHASER (WHICH IS

              AN AFFILIATE OF THE GENERAL PARTNER) MAKES NO REPRESENTATION AND EXPRESSES NO OPINION AS TO THE FAIRNESS OR ADEQUACY OF THE PURCHASE PRICE.

         o If the Purchaser is successful in acquiring more than 24,150.5 Units pursuant to the Offer, IPT (which is an affiliate of the General Partner) will own in excess of 50% of the total Units outstanding and, accordingly, will be able to control the outcome of almost all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Limited Partnership Agreement, removal and replacement of the General Partner and mergers, consolidations and other extraordinary transactions not involving a "roll-up." Even if the Purchaser acquires a lesser number of Units pursuant to the Offer, however, because IPT already owns (through IPLP) approximately 20.8% of the outstanding Units it will be able to significantly influence the outcome of almost all voting decisions with respect to the Partnership. This means that, other than with respect to "roll-up" transactions prior to January 2000, (i) non-tendering Limited Partners could be prevented from taking action they desire but that IPT (which is an affiliate of the General Partner) opposes and (ii) IPT (which is an affiliate of the General Partner) may be able to take action desired by IPT but opposed by the non-tendering Limited Partners.

         o As with any rational investment decision, the Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

         Potentially Beneficial Aspects of the Offer for Limited Partners

         o Although there are some limited resale mechanisms available to Limited Partners wishing to sell their Units, there is no formal trading market for Units. Accordingly, THE OFFER AFFORDS LIMITED PARTNERS AN OPPORTUNITY TO DISPOSE OF THEIR UNITS FOR CASH WHICH OTHERWISE MIGHT NOT BE AVAILABLE TO THEM.

         o THE OFFER MAY BE ATTRACTIVE TO LIMITED PARTNERS WHO HAVE AN IMMEDIATE NEED FOR CASH. The Purchase Price is approximately 5% greater than the highest reported secondary market sales price of any Unit during the past six months (based on published information and information provided by the General Partner). However, reported secondary market sales prices do not take into account commissions and transfer fees typically payable by a Limited Partner in connection with a secondary market sale. Therefore, the actual proceeds received by a Limited Partner who sells Units in the secondary market are typically significantly less than the reported sales prices.

         o LIMITED PARTNERS WHO SELL UNITS PURSUANT TO THE OFFER WILL NOT BE CHARGED ANY SALES COMMISSIONS (WHICH GENERALLY RANGE FROM 3% TO 10% OF THE SALES PRICE) OR PARTNERSHIP TRANSFER FEES (WHICH ARE TYPICALLY $100 PER TRANSFER). The Purchaser will pay all transfer fees imposed by the Partnership in connection with sales of Units pursuant to the Offer.

         o Real estate markets in the United States generally have recovered and experienced an upward trend since the end of the last recession. That recovery and upward trend might continue. On the other hand, those markets also may be adversely affected by a variety of factors, including possible fluctuations in interest rates, economic slowdowns and overbuilding. Accordingly, ownership of Units continues to be a speculative investment. THE OFFER MAY PROVIDE LIMITED PARTNERS WITH THE OPPORTUNITY TO LIQUIDATE THEIR INTERESTS IN THE PARTNERSHIP AND REPLACE THEM WITH INVESTMENTS THAT ARE LESS SPECULATIVE.

         o The Offer may be attractive to Limited Partners who wish to avoid in the future the expenses, delays and complications in filing personal income tax returns which may be caused by ownership of Units. In addition, A LIMITED PARTNER WHO SELLS 100% OF ITS UNITS PURSUANT TO THE OFFER WILL

              NO LONGER BE SUBJECT TO THE PASSIVE ACTIVITY LOSS LIMITATION WITH RESPECT TO "SUSPENDED" LOSSES ATTRIBUTABLE TO THOSE UNITS AND, THEREFORE, WILL BE ABLE TO UTILIZE FULLY ANY SUCH LOSSES.

         o The Offer may be attractive to those Limited Partners who have become disenchanted with real estate investments generally, and in particular with the perceived illiquidity of investments made through limited partnerships, because it may afford an immediate opportunity for those Limited Partners to liquidate their investments in the Partnership. On the other hand, Limited Partners who tender their Units will be giving up the opportunity to participate in any potential future benefits represented by the ownership of those Units, including, for example, the right to participate in any future distributions of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnership's properties or in connection with any future liquidation of the Partnership. Instead, any such distributions of cash or property with respect to Units tendered in the Offer and purchased by the Purchaser will be paid to the Purchaser.

         The Purchaser (which is an affiliate of the General Partner) makes no recommendation to any Limited Partner as to whether to tender or refrain from tendering Units and has been advised by the General Partner that the General Partner also expects to make no recommendation. Each Limited Partner must make its own decision, based on the Limited Partner's particular circumstances, as to whether to tender Units and, if so, how many Units to tender. Limited Partners should consult with their respective advisors regarding the financial, tax, legal and other implications of accepting the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         Reasons for and Effects of the Offer. The Purchaser's purpose in making the Offer is to increase IPT's equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. If the Purchaser (which is an affiliate of the General Partner) is successful in acquiring more than 24,150.5 Units pursuant to the Offer, IPT will own in excess of 50% of the total Units outstanding and, accordingly, will likely be in a position to control the outcome of almost all votes by Limited Partners, other than voting decisions concerning "roll- up" transactions prior to January 1, 2000, which require the approval of Limited Partners holding at least a majority of the outstanding Units not held by persons affiliated with the General Partner. Even if the Purchaser acquires a lesser number of Units pursuant to the Offer, however, because IPT already owns (through IPLP) approximately 20.8% of the outstanding Units it will be able to significantly influence the outcome of almost all voting decisions with respect to the Partnership not involving a "roll-up" transaction. See Sections 8 and 10.

         Certain Tax Considerations. A sale by a Limited Partner pursuant to the Offer will result in taxable gain (or loss) equal to the excess (deficit) of the amount realized by the Limited Partner for the Units sold over such Limited Partner's adjusted tax basis in those Units. In the case of a Limited Partner who is an individual and who has held Units since their issue by the Partnership, the sale is expected to result in a gain, which may be taxable as ordinary income, capital gain or gain from real estate depreciation recapture. Limited Partners who have suspended "passive losses" from the Partnership or other passive activity investments generally may deduct these losses up to the amount of gain from the sale. A sale pursuant to the Offer of all of a Limited Partner's Units will terminate his or her investment in the Partnership and, commencing with the year following the year of sale, the Limited Partner will no longer receive Partnership tax information or have to report the complicated tax information currently required of Limited Partners. See
Section 6.

         Originally Anticipated Term of the Partnership; General Policy Regarding Sales and Refinancings of Partnership Properties; Alternatives. According to the Partnership's Prospectus dated September 25, 1984, the General Partner anticipated that the Partnership would sell its properties five to eight years after their acquisition. In general, the General Partner regularly evaluates the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate and capital market conditions. The General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision of the General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. The General Partner has advised the Purchaser that it presently intends to cause the Partnership to refinance the debt encumbering the Promontory Point Apartments complex in Austin, Texas sometime in the next 12 months and that it expects that this refinancing will generate net cash proceeds to the Partnership; however, there can be no assurance as to whether this refinancing will occur as expected or whether it will in fact generate net cash proceeds to the Partnership. Moreover, no determination has been made as to whether any net cash proceeds generated by such refinancing will be distributed to Limited Partners, which determination will be made at the time of the refinancing and will be based on, among other things, the Partnership's working capital requirements at the time. Based on the above considerations and except for the potential refinancing of Promontory Point Apartments, the General Partner has determined that it is not in the best interest of Limited Partners to sell or refinance any other property at the present time. Under the Limited Partnership Agreement the term of the Partnership will continue until December 31, 2010, unless sooner terminated as provided in the Limited Partnership Agreement or by law. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions, including voting to liquidate the Partnership or causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         Conditions. The Offer is not conditioned on any aggregate minimum number of Units being tendered. Certain other conditions do apply, however. See
Section 14.

         Distributions. The Partnership has not made any distributions to Limited Partners in 1997 (through August 28), nor were any distributions made in 1995. The Partnership made cash distributions to Limited Partners of $30.77 per Unit in 1996, although that distribution was made from the proceeds of the sale of the Monterey Village Apartments complex and not from operating cash flow. Prior to the 1996 distribution, the last distribution made by the Partnership was in 1988 ($7.50 per Unit). In total, original investors in the Partnership have received only $45.77 of their original $1,000 investment made in 1984. See Section 9. The Purchaser believes that the Partnership will be able to generate positive cash flow from operations in the future, and has been advised that the General Partner may again make distributions in the future, although there can be no assurance as to whether any such distributions will actually be made or as to the amounts of any such distributions. The potential for future distributions was considered by the Purchaser (which is an affiliate of the General Partner) when establishing the Purchase Price. Limited Partners who tender their Units in response to the Offer will retain all of the distributions made through August 28, 1997, and will be entitled to receive any subsequent distributions made by the Partnership prior to the date on which the Purchaser pays for tendered Units pursuant to the Offer, although any such distribution will result in a reduction of the Purchase Price, as described in Section 1. However, tendering Limited Partners will not be entitled to receive any distributions in respect of tendered Units which are made on or after the date on which the Purchaser pays for such Units pursuant to the Offer, regardless of the fact that the record date for any such distribution may be a date prior to the date of purchase. See Section 3.

         Outstanding Units. According to information supplied by the Partnership, as of August 1, 1997 there were 82,848 Units issued and outstanding, which were held of record by approximately 5,818 Limited Partners. IPLP currently owns 17,273.5 Units. See Schedule I to this Offer to Purchase for a list of transactions in the Units effected by IPLP within the past 60 days.

                                   THE OFFER

         SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the General Partner) will accept for payment (and thereby purchase) up to 25,000 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. For purposes of the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on September 25, 1997, unless the Purchaser (which is an affiliate of the General Partner) in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire. See Section 5 for a description of the Purchaser's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

         THE PURCHASE PRICE WILL AUTOMATICALLY BE REDUCED BY THE AGGREGATE AMOUNT OF DISTRIBUTIONS PER UNIT, IF ANY, MADE BY THE PARTNERSHIP TO LIMITED PARTNERS ON OR AFTER AUGUST 28, 1997 AND PRIOR TO THE DATE ON WHICH THE PURCHASER PAYS FOR UNITS PURCHASED PURSUANT TO THE OFFER.

         If, prior to the Expiration Date, the Purchaser (which is an affiliate of the General Partner) increases the consideration offered to Limited Partners pursuant to the Offer, the increased consideration will be paid for all Units accepted for payment pursuant to the Offer, regardless of whether the Units were tendered prior to the increase in the consideration offered.

         If more than 25,000 Units are validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date in accordance with the procedures specified in Section 4, the Purchaser (which is an affiliate of the General Partner) will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 25,000 of the Units so tendered, pro rata according to the number of Units validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases of fractional Units. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 25,000 Units, the Purchaser (which is an affiliate of the General Partner) will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

         If proration of tendered Units is required, then, due to the difficulty of determining the number of Units validly tendered and not withdrawn, the Purchaser (which is an affiliate of the General Partner) may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchaser (which is an affiliate of the General Partner) does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. NOTWITHSTANDING ANY SUCH DELAY IN PAYMENT, NO INTEREST WILL BE PAID ON THE PURCHASE PRICE.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 14, which sets forth in full the conditions of the Offer. The Purchaser (which is an affiliate of the General Partner) reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to (i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Limited Partners to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and/or (iv) amend the Offer.

         This Offer to Purchase and the related Assignment of Partnership Interest are being mailed by the Purchaser (which is an affiliate of the General Partner) to the persons shown by the Partnership's records to have been Limited Partners or (in the case of Units owned of record by IRAs and qualified plans) beneficial owners of Units as of August 1, 1997.

         SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the General Partner) will accept for payment (and thereby purchase) and will pay for all Units validly tendered and not withdrawn in accordance with the procedures specified in Section 4, as promptly as practicable following the Expiration Date. A tendering beneficial owner of Units whose Units are owned of record by an IRA or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment of Partnership Interest and any other documents required by the Assignment of Partnership Interest. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         For purposes of the Offer, the Purchaser (which is an affiliate of the General Partner) will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser (which is an affiliate of the General Partner) gives verbal or written notice to the Depositary of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting those payments to Limited Partners whose Units have been accepted for payment.

         If any tendered Units are not purchased for any reason, the Assignment of Partnership Interest with respect to such Units will be destroyed by the Purchaser (which is an affiliate of the General Partner). If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of the Purchaser (which is an affiliate of the General Partner) retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         The Purchaser (which is an affiliate of the General Partner) reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

         SECTION 3. PROCEDURE FOR TENDERING UNITS.

         Valid Tender. In order for a tendering Limited Partner to participate in the Offer, its Units must be validly tendered and not withdrawn on or prior to the Expiration Date. To validly tender Units, a properly completed and duly executed Assignment of Partnership Interest and any other documents required by the Assignment of Partnership Interest must be received by the Depositary, at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. A Limited Partner may tender any or all of the Units owned by that Limited Partner. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. No alternative, conditional or contingent tenders will be accepted.

         Signature Requirements. ALL SIGNATURES ON THE ASSIGNMENT OF PARTNERSHIP INTEREST MUST BE GUARANTEED BY A BANK, BROKER, DEALER, CREDIT UNION, SAVINGS ASSOCIATION OR OTHER ENTITY WHICH IS A MEMBER IN GOOD STANDING OF THE SECURITIES TRANSFER MEDALLION PROGRAM (EACH AN "ELIGIBLE INSTITUTION"). A notarization is not the same thing as a signature guarantee, and a notarization of the Assignment of Partnership Interest will not be sufficient.

         Delivery of Assignment of Partnership Interest. THE METHOD OF DELIVERY OF THE ASSIGNMENT OF PARTNERSHIP INTEREST AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         Appointment as Proxy; Power of Attorney. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably appoints the Purchaser (which is an affiliate of the General Partner), and its managers and designees as the Limited Partner's proxies, in the manner set forth in the Assignment of Partnership Interest, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser (which is an affiliate of the General Partner). Each such proxy shall be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchaser (which is an affiliate of the General Partner) accepts the tendered Units for payment. Upon such acceptance for payment, all prior proxies given by the Limited Partner with respect to the Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser (which is an affiliate of the General Partner) and its managers and designees will, as to those Units, be empowered to exercise all voting and other rights of the Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners, by written consent or otherwise. The Purchaser (which is an affiliate of the General Partner) reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser must be able to exercise full voting rights with respect to the Units, including voting at any meeting of Limited Partners then scheduled or acting by written consent without a meeting.

         By executing an Assignment of Partnership Interest, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its managers and designees as the Limited Partner's attorneys-in-fact, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Units for payment. The tendering Limited Partner agrees not to exercise any rights pertaining to the tendered Units without the prior consent of the Purchaser. Upon such acceptance for payment, all prior powers of attorney granted by the Limited Partner with respect to such Units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the Purchaser and its managers and designees each will have the power, among other things, (i) to transfer ownership of such Units on the Partnership books maintained by the General Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Depositary (as the tendering Limited Partner's agent) of the Purchase Price, to become a substituted Limited Partner, to receive any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the General Partner a change of address form instructing the General Partner to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Limited Partner representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case in the name and on behalf of the tendering Limited Partner.

         Assignment of Interest in Future Distributions. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably assigns to the Purchaser (which is an affiliate of the General Partner) and its assigns all of the right, title and interest of the Limited Partner in and to any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, in respect of the Units tendered by such Limited Partner and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the date of such purchase. The Purchaser will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer.

         Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser (which is an affiliate of the General Partner), in its sole discretion, which determination shall be final and binding. The Purchaser (which is an affiliate of the General Partner) reserves the absolute right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser (which is an affiliate of the General Partner) also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any particular Units and to waive any defect or irregularity in any tender with respect to any particular Units of any particular Limited Partner. The Purchaser's interpretation of the terms and conditions of the Offer (including the Assignment of Partnership Interest and the Instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser (which is an affiliate of the General Partner), the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, each tendering Limited Partner must provide the Purchaser (which is an affiliate of the General Partner) with the Limited Partner's correct taxpayer identification number by completing the Substitute Form W-9 included in the Assignment of Partnership Interest. See the Instructions to the Assignment of Partnership Interest and Section 6.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, each tendering Limited Partner must complete the FIRPTA Affidavit included in the Assignment of Partnership Interest certifying the Limited Partner's taxpayer identification number and address and that such Limited Partner is not a foreign person. See the Instructions to the Assignment of Partnership Interest and Section 6.

         Binding Obligation. A tender of Units pursuant to and in accordance with the procedures described in this Section 3 and the acceptance for payment of such Units will constitute a binding agreement between the tendering Limited Partner and the Purchaser (which is an affiliate of the General Partner) on the terms set forth in this Offer to Purchase and in the Assignment of Partnership Interest.

         SECTION 4. WITHDRAWAL RIGHTS. Tenders of Units pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after October 26, 1997. For withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Assignment of Partnership Interest in the same manner as the Assignment of Partnership Interest was signed (including signature guarantees by an Eligible Institution). Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

         If payment for Units is delayed for any reason or if the Purchaser (which is an affiliate of the General Partner) is unable to pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary and may not be withdrawn except to the extent that tendering Limited Partners are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser (which is an affiliate of the General Partner), in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser (which is an affiliate of the General Partner) expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will be disseminated promptly to Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the then scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser (which is an affiliate of the General Partner) extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units and those Units may not be withdrawn except to the extent tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         If the Purchaser (which is an affiliate of the General Partner) makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         SECTION 6. CERTAIN FEDERAL INCOME TAX MATTERS.

         General. The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and also may be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF SELLING UNITS PURSUANT TO THE OFFER.

         Gain or Loss Generally. In general, a Limited Partner will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and (ii) the Limited Partner's adjusted tax basis in the Units sold. Generally, a Limited Partner's adjusted tax basis with respect to a Unit equals its cost, increased by the amount of income and the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit, and decreased by (i) any distributions made with respect to such Unit, (ii) the amount of deductions or losses allocated to the Unit and (iii) any decrease in the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit. Thus, the amount of a Limited Partner's adjusted tax basis in tendered Units will vary depending upon the Limited Partner's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Limited Partner for the Unit pursuant to the Offer, plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code
Section 752). Limited Partners who purchased their interests from the Partnership in the original issue of the Units are expected to recognize taxable gain on the sale in an amount in excess of the cash purchase price.

         A portion of the gain or loss recognized by a Limited Partner on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss, if (as is generally expected to be the case) the Unit was held by the Limited Partner as a capital asset. Under the Taxpayer Relief Act of 1997, the capital gains rate for individuals and other non-corporate taxpayers is reduced to 20% for sales of capital assets after July 28, 1997 if such assets were held for more than 18 months. However, any gain from the sale of such assets attributable to the recapture of depreciation with respect to real property (as defined in Code Section 1250) is taxed at a maximum rate of 25%. The 28% rate continues to apply to individual and noncorporate taxpayers who sell a capital asset held for more than one year but not more than 18 months. Corporate taxpayers are taxed at a maximum marginal rate of 35% for both capital gains and ordinary income. The maximum marginal federal income tax rate for ordinary income of individuals and other noncorporate taxpayers is 39.6%. Capital losses are deductible only to the extent of capital gains, except that, subject to the passive activity loss limitations discussed below, non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); and a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years.

         A tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the Limited Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Limited Partner for that year will affect the Limited Partner's adjusted tax basis in Units and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Units pursuant to the Offer.

         Unrealized Receivables and Certain Inventory. If any portion of the amount of gain realized by a Limited Partner is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Limited Partner's gain or loss may be ordinary rather than capital and, in addition, a portion of such gain may be taxed at the 25% rate discussed above. A portion, if not all, of the gain upon the sale of Units is expected to be attributable to unrealized receivables. A Limited Partner who tenders Units which are purchased pursuant to the Offer must file an information statement with such Limited Partner's federal income tax return for the year of the sale which provides the information specified in Treasury Regulation ss. 1.751-1(a)(3). A selling Limited Partner also must notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferor(s) and transferee within 30 days of the date of the transfer (or, if earlier, by January 15 of the following calendar year).

         Passive Activity Loss Limitation. Under Code Section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive losses" in any year only to the extent of the person's passive income for that year. Closely held corporations (other than personal service corporations) may offset such losses against active income as well as passive activity income for that year. Substantially all post-1986 losses of Limited Partners from the Partnership are believed to be passive losses. Thus, Limited Partners may have "suspended" passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities). Substantially all gain from a sale of Units pursuant to the Offer will be passive income.

         If a Limited Partner sells less than all of its Units pursuant to the Offer, suspended passive losses can be currently deducted (subject to other applicable limitations) to the extent of the Limited Partner's passive income from the Partnership for that year (including any gain recognized on the sale of Units) plus any other passive income for that year. If, on the other hand, a Limited Partner sells 100% of its Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Units will be offset first against any other net passive gain to the Limited Partner from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Limited Partner from its other income (subject to any other applicable limitations), including ordinary income. A tendering Limited Partner must sell all of its Units to receive these tax benefits. If more than 25,000 of the outstanding Units are tendered, some tendering Limited Partners may not be able to sell 100% of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser. See Section 1.

         Partnership Termination. Section 708(b) of the Code provides that a partnership terminates for income tax purposes if there is a sale or exchange of 50% or more of the total interest in partnership capital and profits within a twelve-month period (although successive transfers of the same interest within a twelve-month period will be treated as a single transfer for this purpose). Accordingly, it is possible that transfers of Units made pursuant to the Offer, in combination with other transfers made within twelve months of the Offer, will result in a termination of the Partnership. In the event of a termination, the Partnership's tax year would close and the Partnership would be treated for income tax purposes as if it had contributed all of its assets and liabilities to a "new" partnership in exchange for an interest in the "new" partnership. The Partnership would then be treated as making a distribution of the interests in the "new" partnership to the new partners and the remaining partners, followed by the liquidation of the Partnership. Because the "new" partnership would be treated as having acquired its assets on the date of the deemed contribution, a new depreciation recovery period would begin on such date, and the Partnership's annual depreciation deductions over the next few years would be substantially reduced, and the Partnership would have greater taxable income (or less tax loss) than if no tax termination occurred. In addition, depreciation may be required to be allocated to those Limited Partners that have a higher tax basis, such as the Purchaser. A tax termination will not affect a Limited Partner who sells all of his Units but will affect the taxation of a Limited Partner in respect of any Units retained after the date of the tax termination. A tax termination of the Partnership will also terminate any partnership in which the Partnership holds a majority interest (50% or more).

         The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for tax purposes. The Purchaser believes that even if the maximum number of Units is purchased pursuant to the Offer, those transfers will not cause a tax termination.

         Backup Withholding and FIRPTA Withholding. Limited Partners (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31% backup withholding unless those Limited Partners provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that they are awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Assignment of Partnership Interest. If a Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Limited Partner.

         Gain realized by a foreign Limited Partner on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code
Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, the Purchaser will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Assignment of Partnership Interest certifying the Limited Partner's TIN and address, and that such Limited Partner is not a foreign person. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         SECTION 7. EFFECTS OF THE OFFER.

         Limitations on Resales The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal or any applicable state income tax purposes This provision may limit sales of Units in the secondary market and in private transactions for the twelve-month period following completion of the Offer. The General Partner has advised the Purchaser that the Partnership will not process any requests for recognition of substitution of Limited Partners upon a transfer of Units during such twelve-month period which the General Partner believes may cause a tax termination in contravention of the Limited Partnership Agreement. In determining the number of Units for which the Offer is made (representing approximately 30% of the outstanding Units if 25,000 Units are tendered), the Purchaser (which is an affiliate of the General Partner) took this restriction into account so as to permit normal historical levels of transfers to occur following the transfers of Units pursuant to the Offer without violating this restriction.

         Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Limited Partners. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the Units and, therefore, the Purchaser (which is an affiliate of the General Partner) does not believe a reduction in the number of Limited Partners will materially further restrict the Limited Partners' ability to find purchasers for their Units through secondary market transactions. See Section 13 for certain limited information regarding recent secondary market sales of the Units.

         The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser (which is an affiliate of the General Partner) does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser (which is an affiliate of the General Partner) believes that, even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by substantially more than 300 persons.

         Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with General Partner. The Limited Partnership Agreement provides that the General Partner has absolute discretion as to whether to admit an assignee of Units to the Partnership as a substituted Limited Partner. The Purchaser (which is an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3.

         If the Purchaser (which is an affiliate of the General Partner) is successful in acquiring more than 24,150.5 Units pursuant to the Offer (or otherwise), IPT (which controls the General Partner, IPLP and the Purchaser) will own in excess of 50% of the total outstanding Units and, as a result, will be able to control the outcome of almost all voting decisions with respect to the Partnership, other than decisions concerning a "roll-up" transaction prior to January 1, 2000. Even if the Purchaser acquires a lesser number of Units pursuant to the Offer, however, because IPT already owns (through IPLP) approximately 20.8% of the outstanding Units it will be able to significantly influence the outcome of almost all voting decisions with respect to the Partnership. This could (i) prevent non- tendering Limited Partners from taking action they desire but that IPT opposes and (ii) enable IPT to take action desired by IPT but opposed by non-tendering Limited Partners. Under the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of a general partner and in certain circumstances election of new or successor general partners; dissolution of the Partnership; the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Limited Partnership Agreement. However, under the terms of the Stipulation (as defined in Section
13), the General Partner is required to prohibit the Partnership from entering into a "roll-up" transaction involving the General Partner or any of its affiliates prior to January 1, 2000 unless such "roll-up" transaction is approved by Limited Partners holding at least a majority of the outstanding Units not held by persons affiliated with the General Partner. IPLP and the Purchaser (which are affiliates of the General Partner) will vote the Units owned by them in whatever manner they deem to be in the best interests of IPT, which, because of their relationship with the General Partner, also may be in the interest of the General Partner, but may not be in the interest of other Limited Partners.

         The Offer will not result in any change in the compensation payable to the General Partner or its affiliates. However, as a result of the Offer, the Purchaser (which is an affiliate of the General Partner) will participate, in its capacity as a Limited Partner, in any subsequent distributions to Limited Partners to the extent of the Units purchased pursuant to the Offer.

         SECTION 8. FUTURE PLANS OF INSIGNIA, IPT AND THE PURCHASER. IPT, through the Purchaser (which is an affiliate of the General Partner), is seeking to acquire Units pursuant to the Offer in order to increase its equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Following the completion of the Offer, IPT and/or persons related to or affiliated with it may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. Insignia and IPT (which are affiliates of the General Partner) also may consider disposing of some or all of the Units the Purchaser acquires pursuant to the Offer, either directly or by a sale or other disposition of one or more interests in IPT or the Purchaser itself, depending among other things on the requirements from time to time of Insignia, IPT and their affiliates in light of liquidity, strategic, tax and other considerations.

         Neither IPT nor the Purchaser (which are affiliates of the General Partner) has any present plans or intentions with respect to a liquidation of the Partnership or a sale or refinancing of any of the Partnership's properties. However, IPT and the Purchaser expect that consistent with the General Partner's fiduciary obligations, the General Partner will seek and review opportunities (including opportunities identified by IPT and the Purchaser) to engage in transactions which could benefit the Partnership, such as sales or refinancings of assets or a combination of the Partnership with one or more other entities, with the objective of seeking to maximize returns to Limited Partners.

         IPT and the Purchaser (which are affiliates of the General Partner) have been advised that the possible future transactions the General Partner expects to consider on behalf of the Partnership include (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the Partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the Partnership. Any such merger or consolidation transaction could involve other limited partnerships in which the General Partner or its affiliates serve as general partners, or a combination of the Partnership with one or more existing, publicly traded entities (including, possibly, affiliates of IPT (which is an affiliate of the General Partner) or IPT itself), in any of which Limited Partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the Partnership and financial benefits accrue to the Limited Partners of the Partnership, the Purchaser (and thus IPT) will participate in those benefits to the extent of its ownership of Units. A merger or other consolidation transaction and certain kinds of other extraordinary transactions would require a vote of the Limited Partners, and, so long as such transaction does not involve a "roll-up" prior to January 1, 2000, if the Purchaser is successful in acquiring more than 24,150.5 Units pursuant to the Offer (or otherwise), IPT will be able to control the outcome of any such vote. If such a transaction does involve a "roll-up," however, it must be approved by Limited Partners holding at least a majority of the outstanding Units not held by persons affiliated with the General Partner. Even if the Purchaser acquires a lesser number of Units pursuant to the Offer, however, because IPT already owns (through IPLP) approximately 20.8% of the outstanding Units it will be able to significantly influence the outcome of almost all voting decisions with respect to the Partnership (other than those involving a "roll-up" transaction prior to January 1, 2000). IPT's primary objective in seeking to acquire the Units through the Purchaser pursuant to the Offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those Units.

         SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP. Except as otherwise indicated, information contained in this Section 9 is based upon documents and reports publicly filed by the Partnership with the Commission. Although the Purchaser has no information that any statements contained in this Section 9 are untrue, the Purchaser cannot take responsibility for the accuracy or completeness of any information contained in this Section 9 which is derived from such public documents, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

         General. The Partnership was organized on January 31, 1984 under the laws of the State of California. Its principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number at that address is (864) 239-2854.

         The Partnership's primary business is real estate ownership and related operations. The Partnership was formed to invest in, acquire, manage and ultimately sell income-producing real properties which are improved within a reasonable period after acquisition. The Partnership's investment portfolio currently consists of 9 residential apartment complexes: a 432-unit complex in Mesa, Arizona; a 484-unit complex in Atlanta, Georgia; a 364-unit complex in Dallas, Texas; a 350-unit complex in Overland Park, Kansas; a 252-unit complex in Austin, Texas; a 192-unit complex in Charleston, South Carolina; a 309-unit complex in Dallas, Texas; a 320-unit complex in Naperville, Illinois; and a 192-unit complex in Richmond, Virginia.

         Originally Anticipated Term of Partnership; Alternatives. According to the Partnership's Prospectus dated September 25, 1984, the General Partner anticipated that the Partnership would sell its properties five to eight years after their acquisition. Under the Limited Partnership Agreement, the term of the Partnership will continue until December 31, 2010, unless sooner terminated as provided in the Limited Partnership Agreement or by law. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions including voting to liquidate the Partnership or causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         General Policy Regarding Sales and Refinancings of Partnership Properties. In general, the General Partner regularly evaluates the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate and capital market conditions. The General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision of the General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. The General Partner has advised the Purchaser that it presently intends to cause the Partnership to refinance the debt encumbering the Promontory Point Apartments complex in Austin, Texas sometime in the next 12 months and that it expects that this refinancing will generate net cash proceeds to the Partnership; however, there can be no assurance as to whether this refinancing will occur as expected or whether it will in fact generate net cash proceeds to the Partnership. Moreover, no determination has been made as to whether any net cash proceeds generated by such refinancing will be distributed to Limited Partners, which determination will be made at the time of the refinancing and will be based on, among other things, the Partnership's working capital requirements at the time. There are no other plans to sell or refinance any property at the present time.

         Selected Financial and Property-Related Data. Set forth below is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been excerpted or derived from the Partnership's Annual Reports on Form 10-KSB for the year ended December 31, 1996 and on Form 10-K for the years ended December 31, 1995, 1994, 1993 and 1992 and the Partnership's Quarterly Reports on Form

10-QSB for the periods ended June 30, 1997 and 1996. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                      CENTURY PROPERTIES GROWTH FUND XXII
                            SELECTED FINANCIAL DATA
                      (in thousands, except per Unit data)

                                         SIX MONTHS
                                            ENDED                                      FISCAL YEAR ENDED
                                          JUNE 30,                                       DECEMBER 31,
                                   -----------------------       --------------------------------------------------------------
                                      1997        1996              1996        1995         1994          1993         1992
                                   ---------- ------------       ----------- -----------  -----------  ------------ -----------
                                         (UNAUDITED)
Statements of Operations Data:
   Rental Income.................   $  9,740    $  9,627           $ 19,359    $ 19,895     $ 19,603     $ 18,522     $ 18,523
   Other Income..................   $    597    $    477           $  1,031    $  2,815     $    183     $     94     $    577
      Total Revenues.............   $ 10,337    $ 10,104           $ 20,390    $ 22,710     $ 19,786     $ 18,616     $ 19,100
   Income (Loss) from Operations
      (before extraordinary item)   $    431    $   (509)          $ (1,058)   $    286     $ (2,512)    $ (3,143)    $ (3,976)
   Net Income (Loss).............   $    431    $   (990)          $ (1,539)   $   (425)    $ (3,042)    $ (3,143)    $   (573)
   Net Income (Loss) per Unit....   $   4.59    $ (10.54)          $ (16.38)   $  (5.13)    $ (32.38)    $ (33.46)    $  (6.00)

                                            AS OF                                            AS OF
                                          JUNE 30,                                       DECEMBER 31,
                                   -----------------------       --------------------------------------------------------------
                                      1997        1996              1996        1995         1994          1993         1992
                                   ---------- ------------       ----------- -----------  -----------  ------------ -----------
                                         (UNAUDITED)
Balance Sheets Data:
   Total Assets..................   $ 87,137    $ 88,002           $ 87,368    $ 91,348     $ 98,447     $ 102,995    $ 106,673
   Total Liabilities.............   $ 75,074    $ 75,821           $ 75,736    $ 75,576     $ 82,250     $  83,756    $  84,291
   Limited Partners' Equity .....   $ 19,419    $ 19,523           $ 19,039    $ 22,945     $ 23,370     $  26,053    $  28,825
   Units Outstanding.............     82,848      82,848             82,848      82,848       82,848        82,848       82,848
   Book Value per Unit...........   $ 234.39    $ 235.65           $ 229.81    $ 276.95     $ 282.08     $  314.47    $  347.93

         Description of Properties. Set forth below is a table showing the location, the date of purchase, the nature of the Partnership's ownership interest in and the use of each of the Partnership's properties.

                                          DATE OF
             PROPERTY                    PURCHASE              TYPE OF OWNERSHIP                   USE
---------------------------------        --------        ---------------------------       ----------------------
Wood Creek Apartments                      05/84         Fee ownership                     Residential Apartments
    Mesa, Arizona                                        (subject to first mortgage)       (432 units)
Plantation Creek Apartments                06/84         Fee ownership                     Residential Apartments
    Atlanta, Georgia                                     (subject to first mortgage)       (484 units)
Stoney Creek Apartments                    06/85         Fee ownership                     Residential Apartments
    Dallas, Texas                                        (subject to first mortgage)       (364 units)
Four Winds Apartments                      09/85         Fee ownership                     Residential Apartments
    Overland Park, Kansas                                (subject to first mortgage)       (350 units)
Promontory Point Apartments                10/85         Fee ownership                     Residential Apartments
    Austin, Texas                                        (subject to first mortgage)       (252 units)
Cooper's Pointe Apartments                 11/85         Fee ownership                     Residential Apartments
    Charleston, South Carolina                           (subject to first mortgage)       (192 units)
Hampton Greens Apartments                  12/85         Fee ownership                     Residential Apartments
    Dallas, Texas                                        (subject to first mortgage)       (309 units)
Autumn Run Apartments                      06/86         Fee ownership                     Residential Apartments
    Naperville, Illinois                                 (subject to first mortgage)       (320 units)
Copper Mill Apartments                     09/86         Fee ownership                     Residential Apartments
    Richmond, Virginia                                   (subject to first mortgage)       (192 units)

         Accumulated Depreciation Schedule. Set forth below is a table showing the gross carrying value, accumulated depreciation and federal tax basis of each of the Partnership's properties as of December 31, 1996 ($ amounts in thousands).

                                                   GROSS
                                                 CARRYING     ACCUMULATED                                 FEDERAL
                  PROPERTY                         VALUE     DEPRECIATION       RATE         METHOD      TAX BASIS
---------------------------------------------  ------------- ------------  --------------- ----------  -----------
Wood Creek Apartments                          $  16,105     $   6,339          5-30 yrs.     S/L      $   4,875
Planation Creek Apartments                        25,470        10,025          5-30 yrs.     S/L          8,239
Stoney Creek Apartments                           14,052         5,461          5-30 yrs.     S/L          5,737
Four Winds Apartments                             16,182         5,494          5-30 yrs.     S/L          6,549
Promontory Point Apartments                       11,639         4,294          5-30 yrs.     S/L          5,083
Cooper's Pointe Apartments                         7,400         2,954          5-30 yrs.     S/L          2,628
Hampton Greens Apartments                         12,128         4,375          5-30 yrs.     S/L          5,300
Autumn Run Apartments                             17,422         6,080          5-30 yrs.     S/L          7,267
Copper Mill Apartments                             9,327         3,156          5-30 yrs.     S/L          5,674
                                                --------      --------                                  --------
      TOTALS                                    $129,725      $ 48,178                                  $ 51,352
                                                ========      ========                                  ========

         Schedule of Mortgages. Set forth below is a table showing certain information regarding the outstanding mortgages encumbering each of the Partnership's properties as of December 31, 1996($ amounts in thousands).

                                             PRINCIPAL                                           PRINCIPAL
                                            BALANCE AT      STATED                                BALANCE
                                           DECEMBER 31,    INTEREST      PERIOD      MATURITY     DUE AT
                PROPERTY                       1996          RATE       AMORTIZED      DATE      MATURITY
---------------------------------------- ---------------- ----------- -------------   ------    ----------
Wood Creek Apartments                        $12,810            7.93%   30 years      02/2006     $11,319
Plantation Creek Apartments                   15,788            7.93%   30 years      02/2006      13,952
Stoney Creek Apartments                        6,995            7.88%   30 years      01/2006       6,180
Four Winds Apartments                          9,607            7.93%   30 years      02/2006       8,489
Promontory Point Apartments                    2,840              (1)      (2)        12/1999       2,840
Cooper's Pointe Apartments                     4,217            7.88%   30 years      01/2006       3,725
Hampton Greens Apartments                      5,755            7.88%   30 years      01/2006       5,084
Autumn Run Apartments                          9,100            7.33%      (2)        11/2003       9,100
Copper Mill Apartments                         6,052            7.88%   30 years      01/2006       5,347
                                             -------                                              -------
   TOTALS                                    $73,164                                              $66,036
                                             =======                                              =======

--------------
(1)  LIBOR plus three and three-quarters percent.
(2)  Interest only payments.

         Average Annual Rental Rate and Occupancy. Set forth below is a table showing the average annual rental rates and occupancy percentages for each of the Partnership's properties during the past two years.

             PROPERTY                                  RENTAL RATE                            AVERAGE ANNUAL OCCUPANCY
----------------------------------   -----------------------------------------------   --------------------------------------
                                              1996                     1995                   1996                1995
                                     ----------------------   ----------------------   ------------------  ------------------
Wood Creek Apartments                     $6,853/unit              $6,554/unit                95%                  97%
Plantation Creek Apartments                8,526/unit               8,062/unit                96%                  95%
Stoney Creek Apartments                    5,873/unit               5,611/unit                93%                  94%
Four Winds Apartments                      6,843/unit               6,513/unit                96%                  97%
Promontory Point Apartments                7,047/unit               6,745/unit                92%                  97%
Cooper's Pointe Apartments                 6,222/unit               6,197/unit                98%                  95%
Hampton Greens Apartments                  5,727/unit               5,409/unit                94%                  97%
Autumn Run Apartments                      8,790/unit               8,577/unit                93%                  95%
Copper Mill Apartments                     8,182/unit               7,701/unit                93%                  96%

         Schedule of Real Estate Taxes and Rates. Set forth below is a table showing the real estate taxes and rates for each of the properties in 1996.

                                                   1996                  1996
             PROPERTY                             Billing                Rate
----------------------------------           ----------------          ---------
Wood Creek Apartments                            $140,000                6.24%
Plantation Creek Apartments                       217,000                4.03%
Stoney Creek Apartments                           208,000                1.30%
Four Winds Apartments                             150,000                1.32%
Promontory Point Apartments                       206,000                2.61%
Cooper's Pointe Apartments                         91,000                1.55%
Hampton Greens Apartments                         191,000                2.59%
Autumn Run Apartments                             329,000                6.84%
Copper Mill Apartments                             75,000                0.96%

         Other Information. The Partnership is subject to the information reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov.

         Cash Distributions History. The most recent distribution made by the Partnership to Limited Partners was a $30.77 cash distribution made in 1996, which was made from the proceeds of the sale of the Monterey Village Apartments complex and not from operating cash flow. Prior to the 1996 distribution, the last distribution made by the Partnership was in 1988 ($7.50 per Unit). In total, original investors in the Partnership have received only $45.77 of their original $1,000 investment made in 1984.

         Operating Budgets of the Partnership. A summary of the fiscal 1996 and 1997 operating budgets and the audited results of operations for fiscal 1996 of the Partnership are set forth in the table below. The budgeted amounts provided below are figures that were not computed in accordance with generally accepted accounting principles ("GAAP"). Historically, budgeted operating results of operations for a particular fiscal year have differed significantly in certain respects from the audited operating results for that year. In particular, items that are categorized as capital expenditures for purposes of preparing the operating budgets are often re-categorized as expenses when the financial statements are audited and presented in accordance with GAAP. Therefore, the summary operating budgets presented for fiscal 1997 should not necessarily be considered as indicative of what the audited operating results for fiscal 1997 will be. Furthermore, any estimate of the future performance of a business, such as the Partnership's business, is forward-looking and based on numerous assumptions, some of which inevitably will prove to be incorrect. For this reason, it is probable that the Partnership's future operating results will differ from those projected in the operating budget, and those differences may be material. Therefore, such information should not be relied on by Limited Partners.

                                                              FISCAL 1996          FISCAL 1996          FISCAL 1997
                                                               BUDGETED              AUDITED             BUDGETED
                                                            --------------       --------------       --------------
Total Revenues from Property Operations.................    $   20,326,009       $   20,390,000       $   21,080,359
Total Operating Expenses ...............................    $    8,770,363       $   10,601,000       $    9,128,303
Net Operating Income....................................    $   11,555,646       $    9,789,000       $   11,952,056
Capital Expenditures....................................    $    2,378,265       $    1,412,000       $    2,316,197

         SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES. The General Partner and its affiliates have conflicts of interest with respect to the Offer as set forth below.

         Conflicts of Interest with Respect to the Offer. The General Partner has conflicts of interest with respect to the Offer, including conflicts resulting from its affiliation with IPT and the Purchaser. The General Partner also would have a conflict of interest (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the General Partner and/or its affiliates and
(ii) as a consequence of the Purchaser's ownership of Units, because the Purchaser (which is an affiliate of the General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the General Partner) with the interests of the other Limited Partners. In addition, the Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price. The General Partner has indicated in the Schedule 14D-9 that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units pursuant to the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         Voting by the Purchaser. The Limited Partnership Agreement provides that the General Partner has absolute discretion as to whether to admit an assignee of Units to the Partnership as a substituted Limited Partner. The Purchaser (which is an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser (which is an affiliate of the General Partner) and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3.

         If the Purchaser (which is an affiliate of the General Partner) is successful in acquiring more than 24,150.5 Units pursuant to the Offer (or otherwise), IPT (which controls the General Partner, IPLP and the Purchaser) will own in excess of 50% of the total outstanding Units and, as a result, will be able to control the outcome of almost all voting decisions with respect to the Partnership. Even if the Purchaser acquires a lesser number of Units pursuant to the Offer, however, because IPT already owns (through IPLP) approximately 20.8% of the outstanding Units it will be able to significantly influence the outcome of almost all voting decisions with respect to the Partnership, other than decisions involving a "roll-up" transaction prior to January 1, 2000. This could (i) prevent non-tendering Limited Partners from taking action they desire but that IPT opposes and (ii) enable IPT to take action desired by IPT but opposed by non-tendering Limited Partners. Under the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of a general partner and in certain circumstances election of new or successor general partners; dissolution of the Partnership; the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Limited Partnership Agreement. However, under the terms of the Stipulation (as defined in Section 13), the General Partner is required to prohibit the Partnership from entering into a "roll-up" transaction involving the General Partner or any of its affiliates prior to January 1, 2000 unless such "roll-up" transaction is approved by Limited Partners holding at least a majority of the outstanding Units not held by persons affiliated with the General Partner. IPLP and the Purchaser (which are affiliates of the General Partner) will vote the Units owned by them in whatever manner they deem to be in IPT's best interests, which, because of their relationship with the General Partner, also may be in the interest of the General Partner, but may not be in the interest of other Limited Partners. See Section 7.

         Financing Arrangements. The Purchaser (which is an affiliate of the General Partner) expects to pay for the Units it purchases pursuant to the Offer with funds provided by IPLP as capital contributions. IPLP in turn intends to use its cash on hand to make such contributions. See Section 12. It is possible, however, that in connection with its future financing activities, IPT or IPLP may cause or request the Purchaser (which is an affiliate of the General Partner) to pledge the Units as collateral for loans, or otherwise agree to terms which provide IPT, IPLP and the Purchaser with incentives to generate substantial near-term cash flow from the Purchaser's investment in the Units. This could be the case, for example, if a loan has a "bullet" maturity after a relatively short time or bears a high or increasing interest rate. In such a situation, the General Partner may experience a conflict of interest in seeking to reconcile the best interests of the Partnership with the need of its affiliates for cash flow from the Partnership's activities.

         Transactions with Affiliates. The Partnership, the General Partner and NPI-AP (which is the property manager for the Partnership) were not affiliates of Insignia prior to mid-January 1996. Accordingly, this section only discusses transactions between the Partnership, on the one hand, and Insignia and its affiliates (including the General Partner and NPI-AP), on the other hand, which have occurred since mid-January 1996.

         Under the Limited Partnership Agreement, the General Partner holds an interest in the Partnership and is entitled to participate in certain cash distributions made by the Partnership to its partners. The General Partner received from the Partnership in respect of its interest in the Partnership a cash distribution of $52,000 in 1996. No distributions have been made to the General Partner to date in 1997. The Partnership paid NPI-AP property management fees for property management services in the aggregate amounts of $1,010,000 for the year ended December 31, 1996 and $515,000 for the six-month period ended June 30, 1997. Insignia and its affiliates do not receive any fees from the Partnership for the asset management or partnership administration services they provide, although, pursuant to the Limited Partnership Agreement, the General Partner and its affiliates are entitled to be reimbursed by the Partnership for the expenses they incur in connection with providing those services. The Partnership reimbursed the General Partner and its affiliates for expenses incurred in connection with asset management and partnership administration services performed by them for the Partnership in the amounts of $182,000 for the year ended December 31, 1996 and $78,000 during the first six months of 1997. An affiliate of the General Partner received $206,000 in 1996 in connection with the refinancing of four of the Partnerships' properties. On January 19, 1996, the Partnership began insuring its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner who receives payments on these obligations from the agent. Insignia and the General Partner believe that the aggregate financial benefit derived by Insignia and its affiliates from the arrangement described in the three preceding sentences has been immaterial.

         SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER, IPLP, IPT AND INSIGNIA.

         The Purchaser. The Purchaser (which is an affiliate of the General Partner) is a newly formed entity controlled by IPT and organized for the purpose of acquiring the Units. The Purchaser is a wholly-owned subsidiary of IPLP. The Purchaser (which is an affiliate of the General Partner) has not engaged in any business activity other than in connection with the Offer and certain other tender offers for units of limited partnership interests in other IPT Partnerships (as defined below) being made contemporaneously with the Offer, and has no significant assets or liabilities at the present time. Upon consummation of the Offer and such other offers, the Purchaser's only significant assets will be the Units it acquires pursuant to the Offer and the other limited partnership units it acquires pursuant to such other offers.

         The principal executive offices of the Purchaser (which is an affiliate of the General Partner) are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is (864) 239-2854. For certain information concerning the managers of the Purchaser (which is an affiliate of the General Partner), see Schedule II to this Offer to Purchase.

         IPT and IPLP. IPT was formed by Insignia in May 1996, primarily for the purpose of acquiring and owning interests in multifamily residential properties, including limited and general partner interests in limited partnerships (including the Partnership) which hold such real estate properties. IPT has been organized and will operate in a manner that will qualify it to be taxed as a real estate investment trust ("REIT") under the Code, and it has elected to be taxed as a REIT beginning with its taxable year ending December 31, 1996. Substantially all of IPT's operations are conducted through IPLP, which is the operating partnership of IPT, and of which IPT is presently the sole general partner and Insignia is presently the sole limited partner.

         In forming IPT, Insignia and its affiliates (i) transferred to IPT equity interests in corporations comprising or controlling the general partners of 37 public real estate limited partnerships (including the Partnership) (the "IPT Partnerships") in exchange for common shares of beneficial interest of IPT and (ii) transferred to IPLP limited partner interests in the IPT Partnerships (or equity interests in entities owning limited partner interests in the IPT Partnerships) in exchange for units of limited partner interest in IPLP. The IPT Partnerships own, in the aggregate, 184 properties containing approximately 42,000 residential apartment units and approximately 4.2 million square feet of commercial space. See Schedule V for a list of the IPT Partnerships and the percentage of limited partner interests IPLP owns in each.

         IPT does not operate as a self-administered and self-managed REIT, but rather has engaged, and will for the foreseeable future continue to engage, Insignia to act as advisor to IPT and IPLP. In such capacity, Insignia and its affiliates will provide a broad range of services to IPT and IPLP, including executive advisory, investment advisory, acquisition, administrative, financial and accounting services, including in connection with the Offer.

         On July 18, 1997, IPT, Insignia, MAE GP Corporation (which is an affiliate of Insignia) and Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), entered into a definitive merger agreement (the "AMIT Merger Agreement"), pursuant to which AMIT is to be merged with and into IPT, with IPT being the surviving entity, in a stock for stock transaction (the "AMIT Merger"). AMIT is a public company whose Class A shares trade on the American Stock Exchange under the symbol ANM. Insignia and its affiliates currently own 96,800 (or approximately 3.7%) of the 2,617,000 outstanding AMIT Class A shares and all of the 1,675,113 outstanding AMIT Class B shares. If the AMIT Merger is consummated, IPT will become a publicly-traded company (IPT presently intends to apply for listing of its shares on the New York Stock Exchange), and it is anticipated that Insignia and its affiliates will own approximately 58% of post-merger IPT, the former AMIT shareholders (other than Insignia and its affiliates) will own approximately 18% of post-merger IPT, and the current unaffiliated shareholders of IPT will own the remaining 24% of post-merger IPT.

         The AMIT Merger is expected to be completed sometime in the fourth quarter of 1997. Consummation of the AMIT Merger is subject to several conditions, including approval of the AMIT Merger Agreement and the AMIT Merger by the respective shareholders of IPT and AMIT and the receipt by AMIT of a fairness opinion from its financial advisor to the effect that the AMIT Merger is fair to AMIT's shareholders from a financial point of view. Accordingly, there can be no assurance as to when the AMIT Merger will occur, or that it will occur at all.

         IPT's principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is
(864) 239-2854. For certain information concerning the trustees and executive officers of IPT, see Schedule III to this Offer to Purchase. IPLP does not have any officers or employees.

         Set forth below is certain unaudited consolidated financial information with respect to IPT and IPLP.

                       INSIGNIA PROPERTIES TRUST SELECTED
                       CONSOLIDATED FINANCIAL INFORMATION
                  (in thousands, except share and unit data)

                                               SIX MONTHS                YEAR ENDED
                                             ENDED JUNE 30,             DECEMBER 31,
                                                  1997                      1996
                                             --------------             ------------
                                               (unaudited)               (unaudited)
Statements of Operations Data:
   Revenues...............................      $   6,715                 $   7,683
   Income Before Extraordinary Item.......      $   1,248                 $   1,535
   Net Income.............................      $   1,248                 $     403

Supplemental Data:
   Funds From Operations(1)...............      $   8,718                 $   6,691
   IPT Common Shares Outstanding..........     15,501,487                11,168,036
   IPLP Units Outstanding.................      8,399,499                 8,399,499
                                               ----------                ----------
   IPT Common Shares Equivalents..........     23,900,986                19,567,535
                                               ==========                ==========

 Balance Sheets Data:
   Cash...................................      $  35,520                 $   4,928
   Investments in IPT Partnerships(2).....      $ 124,951                 $ 118,741
   Long-Term Debt.........................      $  19,950                 $  19,730
   Stockholders' Equity(3)................      $ 163,466                 $ 121,068

--------------
(1) Funds from Operations represent income or loss from real estate operations, which is net income or loss in accordance with GAAP, excluding gains or losses from debt restructuring or sales of property, plus depreciation and provision for impairment.
(2) Represents IPT's investment in 25 of the 37 IPT Partnerships which IPT accounts for using the equity method. Of the remaining 12 IPT
    Partnerships, IPT accounts for 11 using the cost method and one using the consolidation method.
(3) Includes Insignia's investments in predecessor entities.


         Insignia. Insignia is a fully integrated real estate services organization. Insignia is the largest manager of multi-family residential properties in the United States and is among the largest managers of commercial properties. Insignia's real estate services include property management, providing all of the day-to-day services necessary to operate a property, whether residential or commercial; asset management, including long-term financial planning, monitoring and implementing capital improvement plans, and development and execution of refinancings and dispositions; real estate leasing and brokerage; maintenance and construction services; marketing and advertising; investor reporting and accounting; and investment banking, including assistance in workouts and restructurings, mergers and acquisitions, and debt and equity securitizations.

         Insignia provides property and/or asset management services for approximately 2,600 properties, which include approximately 270,000 residential units (including cooperative and condominium units), and in excess of 147 million square feet of retail, commercial and industrial space, located in over 500 cities in 48 states. Insignia currently provides partnership administration services to approximately 900 limited partnerships having approximately 400,000 limited partners. Insignia is a public company whose stock is traded on the New York Stock Exchange under the symbol IFS.

         Insignia is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Insignia's business, principal properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Insignia's securities, any material interests of such persons in transactions with Insignia and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Insignia's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection in the same manner as set forth with respect to the Partnership in Section 9.

         Insignia's principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is
(864) 239-2854. For certain information concerning the directors and executive officers of Insignia, see Schedule IV to this Offer to Purchase.

         Set forth below is certain consolidated financial information with respect to Insignia and its consolidated subsidiaries for its fiscal years ended December 31, 1996, 1995 and 1994 and the six-month periods ended June 30, 1997 and 1996. More comprehensive financial and other information is included in Insignia's Annual Report on Form 10-K for the year ended December 31, 1996 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Insignia with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                         INSIGNIA FINANCIAL GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                         SIX MONTHS ENDED                    YEAR ENDED
                                                             JUNE 30,                       DECEMBER 31,
                                                     ------------------------- --------------------------------------
                                                        1997          1996         1996         1995         1994
                                                     -----------  ------------ ------------ ------------  -----------
                                  (unaudited)
Statements of Operations Data:
   Total Revenues..................................   $ 154,527    $   83,319   $  227,074   $  123,032    $  75,453
   Income Before Taxes and Extraordinary Item......   $   7,630    $    7,690   $   14,946   $   10,093    $  12,101
   Net Income......................................   $   4,578    $    4,768   $    8,564   $    5,806    $   7,261
   Earnings Per Share..............................   $    0.14    $     0.15   $     0.27   $     0.20    $    0.35

                                                               AS OF                            AS OF
                                                             JUNE 30,                       DECEMBER 31,
                                                     ------------------------- --------------------------------------
                                                        1997          1996         1996         1995         1994
                                                     -----------  ------------ ------------ ------------  -----------
                                  (unaudited)
Balance Sheets Data:
   Cash and Cash Equivalents.......................   $  77,083    $   57,366   $   54,614   $   49,846    $  36,596
   Receivables.....................................   $  58,536    $   19,101   $   46,040   $   26,445    $  13,572
       Total Assets................................   $ 530,224    $  473,720   $  492,402   $  245,409    $ 174,272
   Accounts Payable................................   $   6,965    $    2,491   $    1,711   $    1,497    $   3,478
   Commissions Payable.............................   $  26,937            --   $   18,736   $      602           --
   Accrued and Sundry Liabilities..................   $  37,725    $   27,158   $   40,741   $   25,619    $  18,790
   Long-Term Debt..................................   $  58,674    $  141,388   $   69,140   $   42,996    $  73,198
       Total Liabilities...........................   $ 130,301    $  258,622   $  130,328   $   70,714    $  95,466
   Redeemable Convertible Preferred Stock..........          --            --           --   $   15,000           --
   Redeemable Convertible Preferred Securities
     of Subsidiary Trust...........................   $ 143,978            --   $  144,169           --           --
   Minority Interest of Consolidated Subsidiaries..   $  31,535    $    2,690           --   $    2,682           --
       Shareholders' Equity........................   $ 224,410    $  212,408   $  217,905   $  157,013    $  78,806

         Except as otherwise set forth herein, none of the Purchaser (which is an affiliate of the General Partner), IPLP, IPT, Insignia or, to the best of the Purchaser's knowledge, any of the persons listed on Schedules II, III or IV hereto, or any affiliate of the foregoing, (i) beneficially owns or has a right to acquire any Units, (ii) has effected any transaction in the Units in the last 60 days, or (iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Andrew L. Farkas, who is the Chairman of the Board, Chief Executive Officer and President of Insignia and a trustee of IPT, beneficially owns approximately 28% of Insignia's outstanding common stock and, as a result, may be deemed to beneficially own the Units owned by IPLP.

         SECTION 12. SOURCE OF FUNDS. The Purchaser (which is an affiliate of the General Partner) expects that approximately $6,975,000 will be required to purchase 25,000 Units, if tendered, and to pay related fees and expenses. The Purchaser (which is an affiliate of the General Partner) expects to obtain all of those funds from IPLP, which in turn intends to use its cash on hand.

         SECTION 13. BACKGROUND OF THE OFFER.

         Affiliation with the General Partner and NPI-AP. The General Partner is organized as a California general partnership, the general partners of which are: Fox Capital Management Corporation, a California corporation ("FCMC"); Fox Realty Investors, a California general partnership ("FRI"); and Fox Partners 82, a California general partnership. FCMC is the managing general partner of the General Partner. The managing general partner of FRI is NPI Equity Investments II, Inc. ("NPI Equity"), which (prior to December 1996) was a wholly-owned subsidiary of National Property Investors, Inc. ("NPI"). In January 1996, IFGP Corporation, which is a wholly-owned subsidiary of Insignia, acquired all of the outstanding stock of NPI (and thus all of the outstanding stock of NPI Equity and the managing general partner interest in
FRI). In June 1996, Insignia Properties Corporation ("IPC"), which at the time was a wholly-owned subsidiary of Insignia, acquired all of the outstanding stock of FCMC. In December 1996, as part of the formation of IPT, NPI contributed all of the outstanding stock of NPI Equity to IPT and IPC was merged with and into IPT. As a result of the foregoing transactions, each of FCMC and NPI Equity is now a wholly-owned subsidiary of IPT, and IPT controls the General Partner. Fox Partners 82 is not affiliated with the Purchaser, IPT or Insignia. NPI-AP, which is the property manager for the Partnership's properties, is currently an indirect, wholly-owned subsidiary of Insignia. Insignia acquired NPI-AP in January 1996 in connection with the foregoing transactions.

         Previous Tender Offers. Between October 1994 and June 1995, DeForest Ventures I, L.P. ("DeForest") acquired 17,022.5 (or approximately 20.5%) of the outstanding Units, at a purchase price of $87.80 per Unit, pursuant to a series of tender offers (the "DeForest Tender Offers"). At the time, DeForest was affiliated with the General Partner but was not an affiliate of the Purchaser, IPT or Insignia. As a result of litigation instituted in connection with the DeForest Tender Offers, in March 1995 the General Partner (and certain of its affiliates at the time) entered into an Amended Stipulation of Settlement (the "Stipulation") which, among other things, (i) requires the General Partner to prohibit the Partnership from entering into a "roll-up" transaction involving the General Partner or any of its affiliates prior to January 1, 2000 unless such "roll-up" transaction is approved by Limited Partners holding at least a majority of the outstanding Units owned by persons who are unaffiliated with the General Partner, and (ii) prohibits DeForest and its affiliates from initiating or participating in any tender offer for Units for a period of 24 months following the completion of the DeForest Tender Offers (which period has now expired). In January 1996, in connection with the transactions described in the preceding paragraph, Insignia NPI L.L.C. ("Insignia NPI"), which at the time was a wholly-owned subsidiary of Insignia, acquired from DeForest all of the Units it acquired pursuant to the DeForest Tender Offers. In December 1996, in connection with the formation of IPT, Insignia NPI was merged with and into IPLP. As a result, IPLP now owns all of those Units.

         Determination of Purchase Price. In establishing the Purchase Price, the Purchaser (which is an affiliate of the General Partner) reviewed certain publicly available information and certain information made available to it by the General Partner and its other affiliates, including among other things:
(i) the Limited Partnership Agreement, as amended to date; (ii) the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1996 and the Partnership's Quarterly Report on Form 10-QSB for the period ended June 30, 1997; (iii) unaudited results of operations of the Partnership's properties for the period since the beginning of the Partnership's current fiscal year; (iv) the operating budgets prepared by NPI-AP with respect to the Partnership's properties for the year ending December 31, 1997; (v) independent appraisals of certain of the Partnership's properties; and (vi) other information obtained by NPI-AP, Insignia and other affiliates in their capacities as providers of property management, asset management and partnership administration services to the Partnership.

Based on that information, the Purchaser (which is an affiliate of the General Partner) considered several factors, as discussed below.

         Trading History of Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic. According to information obtained from the General Partner, from July 1, 1995 to June 30, 1997 an aggregate of 919 Units (representing less than 1.2% of the total outstanding Units) were transferred (excluding the Units acquired by Insignia from DeForest in January 1996 and the transfers to IPLP in December 1996 in connection with the formation of IPT). Set forth in the table below are the high and low sales prices of Units for the quarterly periods from July 1, 1995 to June 30, 1997, as reported by the General Partner and by The Partnership Spectrum, which is an independent, third-party source. The General Partner did not begin requesting price-related information in connection with processing transfers of Units until January 1997. Accordingly, price-related information for periods prior to January 1997 is not presented under the column captioned "As Reported by the General Partner" in the table below. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices; thus the Purchaser does not know whether the information compiled by The Partnership Spectrum is accurate or complete. The transfer paperwork submitted to the General Partner often does not include the requested price information or contains conflicting information as to the actual sales price; accordingly, Limited Partners should not rely upon this information as being completely accurate.

                      CENTURY PROPERTIES GROWTH FUND XXII
                   REPORTED SALES PRICES OF PARTNERSHIP UNITS

                                                                AS REPORTED BY                   AS REPORTED BY
                                                            THE GENERAL PARTNER(a)          THE PARTNERSHIP SPECTRUM(b)
                                                          --------------------------        ---------------------------
                                                          LOW SALES       HIGH SALES        LOW SALES       HIGH SALES
                                                            PRICE            PRICE            PRICE            PRICE
                                                          PER UNIT         PER UNIT         PER UNIT         PER UNIT
                                                          ---------       ----------        ---------       ----------
Fiscal Year Ended December 31, 1997:
   Second Quarter....................................      $155             $257             $181              $261
   First Quarter ....................................       130              153              144               210
Fiscal Year Ended December 31, 1996:
   Fourth Quarter ...................................       n/a              n/a              167               187
   Third Quarter.....................................       n/a              n/a               79               130
   Second Quarter....................................       n/a              n/a              (c)               (c)
   First Quarter.....................................       n/a              n/a               70                85
Fiscal Year Ended December 31, 1995:
   Fourth Quarter....................................       n/a              n/a               60                85
   Third Quarter.....................................       n/a              n/a               60                80

--------------
(a) Although the General Partner requests and records information on the prices at which Units are sold, it does not regularly receive or maintain information regarding the bid or asked quotations of secondary market makers, if any. The General Partner processes transfers of Units only 12 times per year - on the first day of each month. The prices in the table are based solely on information provided to the General Partner by sellers and buyers of Units transferred in sale transactions (i.e., excluding transactions believed to result from the death of a Limited Partner, rollover to an IRA account, establishment of a trust, trustee to trustee transfers, termination of a benefit plan, distributions from a qualified or non-qualified plan, uniform gifts, abandonment of Units or similar non-sale transactions).
(b) The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The Purchaser (which is an affiliate of the General Partner) does not know whether the information compiled by The Partnership Spectrum is accurate or complete.
(c) No Units were reported by The Partnership Spectrum as having been sold during the quarter.

         The Purchaser (which is an affiliate of the General Partner) believes that, although secondary market sales information probably is not a reliable measure of value because of the limited and inefficient nature of the market for Units, this information may be relevant to a Limited Partner's decision as to whether to tender its Units pursuant to the Offer. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on NASDAQ.

         Appraisals. Certain of the Partnership's properties have been appraised in the past several years by Koeppel Tener Real Estate Services, Inc. ("KTR"), an independent, third party appraiser, in connection with refinancings of those properties. According to the appraisal reports, the scope of the appraisals included an inspection of each property and an analysis of the respective surrounding markets. In each case, the applicable independent appraiser relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach, and represented that its report was prepared in accordance with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice, and in compliance with the Appraisal Standards set forth in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (known as "FIRREA"). The estimated market values of the fee simple estate of each of the Partnership's properties specified in the most recent appraisal reports for the Partnership's properties which have been appraised within the past three years are set forth in the table below, and copies of the summaries of those appraisals have been filed as exhibits to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission.

                                           APPRAISED            DATE OF
           PROPERTY NAME                     VALUE             APPRAISAL
-----------------------------------   -------------------   ------------
Autumn Run Apartments                    $  17,250,000         04/12/96
Cooper's Pointe Apartments               $   5,700,000         01/04/96
Copper Mill Apartments                   $   9,700,000         12/07/95
Hampton Greens Apartments                $   7,800,000         11/02/95
Plantation Creek Apartments              $  21,296,000         12/12/95
Promontory Point Apartments              $   9,300,000         11/09/95
Stoney Creek Apartments                  $  10,200,000         11/10/95
Wood Creek Apartments                    $  17,500,000         11/09/95

         IPT Formation Values. In connection with the formation of IPT, Insignia prepared estimates of the values of the Partnership's properties and of a Unit as of December 31, 1996 for purposes of determining the number of units of limited partnership interest in IPLP it would receive in exchange for the Units contributed to IPLP by Insignia and its affiliates. For this purpose, Insignia estimated the aggregate value of the Partnership's properties to be $112,428,109 and the value of a Unit to be $488. This aggregate property value estimate is $3,259,370 (or 3.0%) greater than the Gross Real Estate Value Estimate described below, principally due to changes in the operating performances of the properties between December 1996 and June 1997; and this Unit value estimate is $75.78 (or 18.4%) greater than the Estimated Liquidation Value of a Unit described below, principally due to two additional factors: (i) changes in the Partnership's net current assets between December 1996 and June 1997, and (ii) this was an estimate of the "net asset value" of a Unit and not the "liquidation value" of a Unit and, therefore, Insignia did not deduct a 4% reserve to account for the costs associated with liquidating the Partnership's properties as described below.

         Purchaser's Estimate of Gross Real Estate Value. In estimating the gross real estate value of the Partnership's properties, the Purchaser utilized the capitalization of income approach. The estimate of the gross real estate value of the Partnership's properties prepared by the Purchaser does not purport to be an estimate of the aggregate fair market value of the Units themselves, nor should it be viewed as such by Limited Partners. Neither the Purchaser nor any of its affiliates prepared any estimates of the values of the Partnership's properties based upon any other valuation method.

         The following is a description of the methodology employed by the Purchaser in preparing such estimates (as used below, "net operating income" is calculated before depreciation, amortization, debt service payments and certain capital expenditure items):

         WOOD CREEK APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,503,466) generated by the property for the six months ended June 30, 1997 (comprised of $1,429,537 of gross rental income and $73,929 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($548,877), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($954,589). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,909,178, and then reduced that annualized net operating income amount by $450 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,714,778) at a 9.5% capitalization rate, resulting in an estimated gross property value of $18,050,295.

         PLANTATION CREEK APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,963,958) generated by the property for the six months ended June 30, 1997 (comprised of $1,891,007 of gross rental income and $72,951 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($797,755), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($1,166,203). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $2,332,406, and then reduced that annualized net operating income amount by $500 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($2,090,406) at a 9.5% capitalization rate, resulting in an estimated gross property value of $22,004,274.

         STONEY CREEK APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,044,233) generated by the property for the six months ended June 30, 1997 (comprised of $1,001,872 of gross rental income and $42,361 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($509,644), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($534,589). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,069,178 and then reduced that amount by $400 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($923,578) at a 10.0% capitalization rate, resulting in an estimated gross property value of $9,235,780.

         FOUR WINDS APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,211,980) generated by the property for the six months ended June 30, 1997 (comprised of $1,156,881 of gross rental income and $55,099 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($561,499), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($650,481). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,300,962 and then reduced that amount by $150 per apartment unit representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated net operating income amount ($1,248,462) at a 9.0% capitalization rate, resulting in an estimated gross property value of $13,871,800.

         PROMONTORY POINT APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($857,724) generated by the property for the six months ended June 30, 1997 (comprised of $786,621 of gross rental income and $71,103 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($441,110), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($416,614). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $833,228, and then reduced that annualized net operating income amount by $200 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($782,828) at a 9.5% capitalization rate, resulting in an estimated gross property value of $8,240,295.

         COOPER'S POINTE APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($623,979) generated by the property for the six months ended June 30, 1997 (comprised of $590,244 of gross rental income and $33,735 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($278,164), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($345,815). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $691,630, and then reduced that annualized net operating income amount by $400 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($614,830) at a 10.0% capitalization rate, resulting in an estimated gross property value of $6,148,300.

         HAMPTON GREENS APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($859,295) generated by the property for the six months ended June 30, 1997 (comprised of $779,397 of gross rental income and $79,898 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($412,678), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($446,617). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $893,234, and then reduced that annualized net operating income amount by $550 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($723,284) at a 9.5% capitalization rate, resulting in an estimated gross property value of $7,613,516.

         AUTUMN RUN APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,364,268) generated by the property for the six months ended June 30, 1997 (comprised of $1,297,022 of gross rental income and $67,246 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($545,419), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($818,849). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,637,698, and then reduced that annualized net operating income amount by $1,000 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,317,698) at a 9.25% capitalization rate, resulting in an estimated gross property value of $14,245,384.

         COPPER MILL APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($839,107) generated by the property for the six months ended June 30, 1997 (comprised of $754,288 of gross rental income and $84,819 of other income), and then deducted from this amount the total operating expenses of the property for the first six months of 1997 ($385,150), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($453,957). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $907,914, and then increased that annualized net operating income amount by $100 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($927,114) at a 9.5% capitalization rate, resulting in an estimated gross property value of $9,759,095.

         Based on the individual estimates of the gross values of the Partnership's properties described above, the Purchaser estimated that the current aggregate gross real estate value of the Partnership's properties is $109,168,739 (the "Gross Real Estate Value Estimate"). The property-specific capitalization rates used by the Purchaser in the valuation estimates described above were based upon the Purchaser's, IPT's and Insignia's general knowledge of the revenues and expenses associated with operating multi-family properties in the markets in which the Partnership's properties are located, their general knowledge of property values in those markets and their experience in the real estate market in general.

         Although there are several other methods of estimating the value of real estate of this type, the Purchaser believes that this approach represents a reasonable method of estimating the aggregate gross value of the Partnership's properties (without taking into account the costs of disposing of the properties), subject to the substantial uncertainties inherent in any estimate of value. The use of other assumptions, however, particularly as to the applicable capitalization rate, could produce substantially different results. None of the Purchaser, IPT or Insignia solicited any offers or inquiries from prospective buyers of the Partnership's properties in connection with preparing the Purchaser's estimates of the fair market values of those properties, and the actual amounts for which the Partnership's properties might be sold could be significantly higher or significantly lower than the Purchaser's estimates.

         The Gross Real Estate Value Estimate does not take into account (i) the debt encumbering the Partnership's properties or the other liabilities of the Partnership, (ii) cash and other assets held by the Partnership, (iii) real estate transaction costs that would be incurred on a sale of the Partnership's properties, such as brokerage commissions and other selling and closing expenses, (iv) timing considerations or (v) costs associated with winding up the Partnership. For this reason, the Purchaser considers the Gross Real Estate Value Estimate to be less meaningful in evaluating the Purchase Price offered by the Purchaser than its pro forma estimate of the net liquidation value per Unit described below.

         Purchaser's Pro Forma Estimate of Net Liquidation Value per Unit. The Purchaser is offering to purchase Units, which are a relatively illiquid investment, and is not offering to purchase the Partnership's underlying assets or assume any of its liabilities. Consequently, the Purchaser does not believe that the per-Unit amount which might me distributed to Limited Partners following a future sale of all the Partnership's properties necessarily reflects the present fair value of a Unit. Conversely, the realizable value of the Partnership's assets clearly is a relevant factor in determining the price a prudent purchaser would offer for Units. In considering this factor, the Purchaser made a pro forma calculation of the amount each Limited Partner might receive in a theoretical orderly liquidation of the Partnership (which may not be realistically possible, particularly in the near term, due to real estate market conditions, the general difficulty of disposing of real estate in a short period of time, and other general economic factors), based on the Gross Real Estate Value Estimate described above and the other considerations described below. The Purchaser based its pro forma liquidation analysis on the Gross Real Estate Value Estimate (and thus on the Purchaser's estimates of the values of the Partnership's properties described above), as opposed to the appraised values of the Partnership's properties or the values estimated in connection with the formation of IPT (as described above), because the Purchaser believes that the Gross Real Estate Value Estimate represents the best estimate, based on currently available information, of the values of the Partnership's properties.

         In estimating the pro forma net liquidation value per Unit, the Purchaser adjusted its Gross Real Estate Value Estimate of $109,168,739 to reflect the Partnership's other assets and liabilities (excluding prepaid and deferred expenses). Specifically, the Purchaser added the amounts of cash, accounts receivable and escrow deposits shown on the Partnership's unaudited balance sheet at June 30, 1997 ($5,121,000), and subtracted the mortgage debt encumbering the Partnership's properties ($72,890,000) and all other liabilities shown on that balance sheet ($2,184,000). The Purchaser then deducted from that amount $4,366,750 representing a reserve equal to 4% of the Gross Real Estate Value Estimate (which represents the Purchaser's estimate of the probable costs of brokerage commissions, real estate transfer taxes and other disposition expenses). The result, $34,848,989, represents the Purchaser's pro forma estimate of the aggregate net liquidation proceeds (before provision for the costs described in the following sentence) which could be realized on an orderly liquidation of the Limited Partnership, based on the assumptions implicit in the calculations described above. The Purchaser did not, however, deduct any amounts in respect of the legal and other costs which the Purchaser expects would be incurred in a liquidation, including costs of negotiating purchase and sale contracts, possibly conducting a consent solicitation in order to obtain the Limited Partners' approvals for the sales as may be required by the Limited Partnership Agreement, and winding up the Partnership, because of the difficulty of estimating those amounts.

         To complete its pro forma estimate of the amount of the theoretical liquidation proceeds that would be distributable per Unit, the Purchaser then deducted 2%, which is the percentage allocable to the General Partner in respect of its non-subordinated interest in the Partnership, and the remaining $34,152,009 was then divided by the 82,848 Units reported as outstanding by the General Partner as of August 1, 1997. The resulting estimated pro forma liquidation value was $412.22 per Unit (the "Estimated Liquidation Value"), before provision for the legal and other costs of liquidating the Partnership described in the last sentence of the preceding paragraph.

         The Purchaser's pro forma liquidation analysis described above is merely theoretical and does not itself reflect the value of the Units because
(i) there is no assurance that any such liquidation in fact will occur in the foreseeable future and (ii) any liquidation in which the estimated fair market values described above might be realized would take an extended period of time (at least a year, and quite possibly significantly longer), during which time the Partnership and its partners would continue to be exposed to the risk of fluctuations in asset values because of changing market conditions and other factors. For any property sales in which the Partnership is required to indemnify the buyer for matters arising after the closing, a portion of the sales proceeds could be held by the Partnership until all possible claims were satisfied, further extending the delay in the receipt by the Limited Partners of liquidation proceeds. In light of these factors, the Purchaser (which is an affiliate of the General Partner) believes the actual current value of the Units is substantially less than its estimate of the Estimated Liquidation Value. Conversely, there is a substantial possibility that the per-Unit value realized in an orderly liquidation could be greater than the Estimated Liquidation Value. A reduction in either operating expenses or capital expenditures from the levels reflected in the property operating statements for the six months ending June 30, 1997 would result in a higher liquidation value under the method described above. Similarly, a higher liquidation value would result if a buyer applied lower capitalization rates (reflecting a willingness to accept a lower rate of return on its investment) to the applicable net operating income generated by the Partnership's properties than the capitalization rates applied by the Purchaser. For example, a 5% increase or decrease in the value of the Partnership's properties would produce a corresponding increase or decrease in the Estimated Liquidation Value of approximately $61.98 per Unit. Furthermore, the analysis described above is based on a series of assumptions, some of which may not be correct. Accordingly, this analysis should be viewed merely as indicative of the Purchaser's approach to valuing Units and not as any way predictive of the likely result of any future transactions.

         SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser (which is an affiliate of the General Partner) will not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser (which is an affiliate of the General Partner) will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser (which is an affiliate of the General Partner), (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including without limitation the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Limited Partners, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date of the Offer to Purchase, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or the Purchaser (which is an affiliate of the General Partner) shall have become aware of any fact that does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of, or imposition of a limitation on, the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchaser (which is an affiliate of the General Partner) shall have otherwise learned that (i) more than ten percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or
(g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchaser (which is an affiliate of the General Partner) and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser (which is an affiliate of the General Partner) concerning the events described above will be final and binding upon all parties.

         SECTION 15. CERTAIN LEGAL MATTERS.

         General. The Purchaser (which is an affiliate of the General Partner) is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser (which is an affiliate of the General Partner) pursuant to the Offer, other than the filing of a Tender Offer Statement on Schedule 14D-1 with the Commission (which has already been filed) and any required amendments thereto. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. Although there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser (which is an affiliate of the General Partner) to elect to terminate the Offer without purchasing Units thereunder.

         Antitrust. The Purchaser (which is an affiliate of the General Partner) does not believe that the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

         Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

         SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, the Purchaser (which is an affiliate of the General Partner) will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser (which is an affiliate of the General Partner) has retained Beacon Hill Partners, Inc. to act as Information Agent and Harris Trust Company of New York to act as Depositary in connection with the Offer. The Purchaser (which is an affiliate of the General Partner) will pay the Information Agent and the Depositary reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser (which is an affiliate of the General Partner) will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

         SECTION 17. MISCELLANEOUS. The Purchaser (which is an affiliate of the General Partner) is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser (which is an affiliate of the General Partner) becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser (which is an affiliate of the General Partner) cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Limited Partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (which is an affiliate of the General Partner) by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser (which is an affiliate of the General Partner) not contained in this Offer to Purchase or in the Assignment of Partnership Interest and, if given or made, such information or representation must not be relied upon as having been authorized.

         The Purchaser (which is an affiliate of the General Partner), IPLP, IPT and Insignia have filed with the Commission a Tender Offer Statement on
Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that they will not be available at the regional offices of the Commission).


                                                 IPLP ACQUISITION I LLC

AUGUST 28, 1997

                                   SCHEDULE I

                           TRANSACTIONS IN THE UNITS
                    EFFECTED BY IPLP WITHIN THE PAST 60 DAYS



                                   Number of                       Price
      DATE                      Units Purchased                   Per Unit
      ----                      ---------------                   --------

    07/08/97                           15                         $244.00

    07/09/97                           10                         $145.00

    07/22/97                           21                         $235.00

    07/23/97                            1                         $257.00

    08/12/97                           10                         $215.00

                                  SCHEDULE II

              INFORMATION REGARDING THE MANAGERS OF THE PURCHASER


Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the managers of the Purchaser. Each person identified below is employed by Insignia and is a United States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602.



                                       PRESENT PRINCIPAL OCCUPATION
                                            OR EMPLOYMENT AND
NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
----                                   ----------------------------

Jeffrey P. Cohen             Jeffrey P. Cohen has been a Manager of the
  375 Park Avenue            Purchaser since its inception in August 1997. For
  Suite 3401                 additional information regarding Mr. Cohen, see
  New York, NY 10152         Schedule III.


John K. Lines                John K. Lines has been a Manager of the Purchaser
                             since its inception in August 1997. For additional information regarding Mr. Lines, see Schedules III and IV.

Ronald Uretta                Ronald Uretta has been a Manager of the Purchaser
                             since its inception in August 1997. For additional information regarding Mr. Uretta, see Schedules
                             III and IV.

                                  SCHEDULE III

                           INFORMATION REGARDING THE
                     TRUSTEES AND EXECUTIVE OFFICERS OF IPT


Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the trustees and executive officers of IPT. Each person identified below is employed by Insignia and is a United States citizen. The principal business address of IPT and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Trustees are identified by an asterisk.


                                       PRESENT PRINCIPAL OCCUPATION
                                            OR EMPLOYMENT AND
NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
----                                   ----------------------------

Andrew L. Farkas* Andrew L. Farkas has served as a Trustee of IPT since December 1996, and has served as Chairman of the Board of Trustees of IPT since January 1997. For additional information regarding Mr. Farkas, see Schedule IV.

James A. Aston*              James A. Aston has served as a Trustee and
                             President of IPT since its inception in May 1996.
                             For additional information regarding Mr. Aston, see Schedule IV.

Frank M. Garrison*           Frank M. Garrison has served as a Trustee of IPT
  102 Woodmont Boulevard     since December 1996. Mr. Garrison also served as
  Suite 400                  an Executive Managing Director of IPT from January
  Nashville, TN 37205        1997 to April 1997. For additional information
                             regarding Mr. Garrison, see Schedule IV.

Jeffrey P. Cohen             Jeffrey P. Cohen has served as a Senior Vice
  375 Park Avenue            President of IPT since August 1997, and served as
  Suite 3401                 a Vice President of IPT from June 1997 until
  New York, NY 10152         August 1997. Since April 1997, Mr. Cohen's
                             principal occupation has been to serve as a Senior Vice President -- Investment Banking of
                             Insignia. Prior to April 1997, Mr. Cohen's principal occupation was as an attorney with the law firm of Rogers & Wells, New York, New York.

William D. Falls             William D. Falls has served as the Controller of
                             IPT since August 1997. Since April 1995, Mr.
                             Falls' principal occupation has been to serve as an accountant with Insignia. Prior to April 1995, Mr. Falls' principal occupation was as a senior auditor with the accounting firm of Ernst & Young
                             LLP.

William H. Jarrard, Jr.      William H. Jarrard, Jr. has served as a Senior
                             Vice President of IPT since August 1997, and served as Vice President and Director of Operations of IPT from December 1996 until August
                             1997. For additional information regarding Mr.
                             Jarrard, see Schedule IV.

John K. Lines                John K. Lines has served as Secretary of IPT since
                             December 1996, and has served as a Senior Vice
                             President of IPT since August 1997. Mr. Lines served as a Vice President IPT from May 1996 until August 1997. For additional information regarding
                             Mr. Lines, see Schedule IV.

                                       PRESENT PRINCIPAL OCCUPATION
                                            OR EMPLOYMENT AND
NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
----                                   ----------------------------

Ronald Uretta                Ronald Uretta has served as Treasurer of IPT since
                             December 1996, and has served as a Senior Vice
                             President of IPT since August 1997. Mr. Uretta served as a Vice President of IPT from December
                             1996 until August 1997 and as Chief Financial
                             Officer of IPT from May 1996 until December 1996.
                             For additional information regarding Mr. Uretta, see Schedule IV.

Carroll D. Vinson            Carroll D. Vinson has served as Chief Operating
                             Officer of IPT since May 1997. Since August 1994,
                             Mr. Vinson's principal occupation has been to serve as President of the various corporate general partners of partnerships controlled by Metropolitan Asset Enhancement, L.P., which is an affiliate of Insignia.

                                  SCHEDULE IV

                           INFORMATION REGARDING THE
                  DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA


Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Insignia. Unless otherwise indicated, each person identified below is employed by Insignia and is a United States citizen. The principal business address of Insignia and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Directors are identified by an asterisk.


                                       PRESENT PRINCIPAL OCCUPATION
                                            OR EMPLOYMENT AND
NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
----                                   ----------------------------

Andrew L. Farkas*            Andrew L. Farkas has been a Director and Chairman,
                             President and Chief Executive Officer of Insignia since its inception in January 1991. Mr. Farkas has also been President of Metropolitan Asset
                             Group, Ltd. ("MAG"), a real estate investment banking firm, since 1983.

Robert J. Denison*           Robert J. Denison has been a Director of Insignia
  1212 North Summit Drive    since May 1996. For more than the past five years,
  Santa Fe, NM 87501         Mr. Denison's principal occupation has been as a
                             General Partner of First Security Company II,
                             L.P., an investment advisory firm.

Robin L. Farkas*             Robin L. Farkas has been a Director of Insignia
  730 Park Avenue            since August 1993. Mr. Farkas is the retired
  New York, NY 10021         Chairman of the Board and Chief Executive Officer
                             of Alexander's Inc., a real estate company. He also serves as a director of Refac Technology
                             Development Corporation, Noodle Kiddoodle, and
                             Containerways International Ltd.

Merril M. Halpern*           Merril M. Halpern has been a Director of Insignia
  535 Madison Avenue         since August 1993. For more than the past five
  New York, NY 10022         years, Mr. Halpern's principal occupation has been
                             as Chairman of the Board of Directors and Co-Chief
                             Executive Officer of Charterhouse Group
                             International, Inc., a privately-owned investment firm which, among other things, actively engages in making private equity investments in a broad range of industrial and service companies located primarily in the United States. Mr. Halpern is also a director of American Disposal Services, Inc., Designer Holdings Ltd. and Microwave Power
                             Devices, Inc.

Robert G. Koen*              Robert G. Koen has been a Director of Insignia
  125 West 55th Street       since August 1993. Since February 1996, Mr. Koen
  New York, NY 10019         has been a partner in the law firm of Akin, Gump,
                             Strauss, Hauer & Feld, which represents Insignia and certain of its affiliates from time to time.
                             From January 1991 to February 1996, Mr. Koen was a partner in the law firm LeBoeuf, Lamb, Greene &
                             MacRae.

Michael I. Lipstein*         Michael I. Lipstein has been a Director of
  110 East 59th Street       Insignia since August 1993. For more than the past
  New York, NY 10022         five years, Mr. Lipstein's principal occupation
                             has been as a self-employed consultant in the real estate business, including ownership, management and lending.

                                       PRESENT PRINCIPAL OCCUPATION
                                            OR EMPLOYMENT AND
NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
----                                   ----------------------------

Buck Mickel*                 Buck Mickel has been a Director of Insignia since
  301 N. Main Street         August 1993. For more than the past five years,
  Greenville, SC 29601       Mr. Mickel's principal occupation has been to
                             serve as Chairman of the Board and Chief
                             Executive Officer of RSI Holdings, a company which distributes outdoor equipment. Mr. Mickel is also a director of Fluor Corporation, The
                             Liberty Corporation, NationsBank Corporation,
                             Emergent Group, Inc., Delta Woodside Industries,
                             Inc., Duke Power Company, and Textile Hall
                             Corporation.

James A. Aston               James A. Aston's principal employment has been
                             with Insignia for more than the past five years.
                             Mr. Aston currently serves as Chief Financial
                             Officer of Insignia (since August 1996) and with the Office of the Chairman (since July 1994).

Albert J. Frazia             Albert Frazia has been a Senior Vice President --
                             Human Resources of Insignia since August 1997.
                             Prior to August 1997, Mr. Frazia's principal employment for more than the prior five years was as Director -- Human Resources of E&Y Kenneth
                             Leventhal Real Estate Group, New York, New York.

Frank M. Garrison            Frank M. Garrison's principal employment has been
  102 Woodmont Boulevard     with Insignia for more than the past five years.
  Suite 400                  Mr. Garrison currently serves as an Executive
  Nashville, TN 37205        Managing Director of Insignia (since July 1994)
                             and as President of Insignia Financial Services, a division of Insignia (since July 1994).

Jeffrey L. Goldberg          Jeffrey L. Goldberg's principal employment has
  375 Park Avenue            been with Insignia for more than the past five
  Suite 3401                 years. Mr. Goldberg currently serves as a Managing
  New York, NY 10152         Director -- Investment Banking of Insignia (since
                             July 1994).


Edward S. Gordon             Edward S. Gordon has been with the Office of the
  200 Park Avenue            Chairman of Insignia since July 1996. Prior to
  New York, NY 10166         July 1996, Mr. Gordon's principal employment for
                             more than the prior five years was as a founder and Chairman of Edward S. Gordon Company,
                             Incorporated ("ESG"), a commercial property management and brokerage firm located in New
                             York, New York that was acquired by Insignia in June 1996.

Albert H. Gossett            Albert H. Gossett's principal employment has been
                             with Insignia for more than the past five years.
                             Mr. Gossett currently serves as a Senior Vice
                             President of Insignia (since July 1994) and as
                             Chief Information Officer of Insignia (since
                             January 1991).

Henry Horowitz               Henry Horowitz's principal employment has been
                             with Insignia since January 1993. Mr. Horowitz currently serves as an Executive Managing Director of Insignia (since June 1994) and Chief Operating
                             Officer of Insignia Commercial Group (since
                             January 1997). From January 1987 to January 1993,
                             Mr. Horowitz's principal employment was as Chief
                             Executive Officer of First Resource Realty, Inc., a commercial property management organization located in Oklahoma that Insignia acquired in January 1993.

William H. Jarrard, Jr.      William H. Jarrard, Jr.'s principal employment has
                             been with Insignia for more than the past five years. Mr. Jarrard currently serves as Managing
                             Director -- Partnership Administration of Insignia
                             (since January 1994).

                                       PRESENT PRINCIPAL OCCUPATION
                                            OR EMPLOYMENT AND
NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
----                                   ----------------------------

Neil Kreisel                 Neil Kreisel has been an Executive Managing
  909 Third Avenue           Director of Insignia since September 1995 and
  New York, NY 10022         President of Insignia Residential Group since
                             September 1997. Prior to September 1995, Mr.
                             Kreisel's principal occupation was to serve as President and Chief Executive Officer of Kreisel
                             Company, Inc., a residential property management firm located in New York, New York which Insignia acquired in September 1995.

John K. Lines                John K. Lines has been General Counsel of Insignia
                             since June 1994 and Secretary since July 1994.
                             From May 1993 until June 1994, Mr. Lines' principal employment was as Assistant General
                             Counsel and Vice President of Ocwen Financial
                             Corporation, a thrift holding company located in West Palm Beach, Florida. From October 1991 until
                             April 1993, Mr. Lines' principal employment was as Senior Attorney of Banc One Corporation, a bank holding company in Columbus, Ohio.

Martha Long                  Martha Long has been a Senior Vice President --
                             Finance of Insignia since January 1997 and
                             Controller of Insignia since June 1994. Prior to
                             June 1994, Ms. Long was Senior Vice President and
                             Controller of The First Savings Bank located in
                             Greenville, South Carolina.

Stephen C. Schoenbaechler    Stephen C. Schoenbaechler's principal employment
                             has been with Insignia for more than the past five years. Mr. Schoenbaechler currently serves as a Senior Vice President -- Investment Banking of
                             Insignia (since April 1997).

Thomas R. Shuler             Thomas R. Shuler's principal employment has been
                             with Insignia for more than the past five years.
                             Mr. Shuler currently serves as Chief Operating
                             Officer of Insignia Residential Group (since
                             January 1997).

Stephen B. Siegel            Stephen B. Siegel has been an Executive Managing
  200 Park Avenue            Director of Insignia since July 1996 and President
  New York, NY 10166         of Insignia Commercial Group since January 1997.
                             From February 1992 until July 1996, Mr. Siegel's principal employment was as President of ESG.

Ronald Uretta                Ronald Uretta's principal employment has been with
                             Insignia for more than the past five years. Mr.
                             Uretta currently serves as Chief Operating Officer
                             (since August 1996) and Treasurer (since January
                             1992) of Insignia.

                                   SCHEDULE V

                                IPT PARTNERSHIPS


                             % OF LIMITED PARTNER
PARTNERSHIP NAME                                   INTERESTS OWNED BY IPLP(a)
----------------                                   --------------------------

Consolidated Capital Growth Fund                              39.2%
Consolidated Capital Institutional Properties                 25.1%
Consolidated Capital Properties/2                              1.7%
Consolidated Capital Institutional Properties/3               11.1%
Consolidated Capital Properties III                           25.0%
Consolidated Capital Properties IV                            19.3%
Consolidated Capital Properties V                             (b)
Consolidated Capital Properties VI                            22.9%
Shelter Properties I Limited Partnership                      39.2%
Shelter Properties II Limited Partnership                     33.1%
Shelter Properties III Limited Partnership                    33.7%
Shelter Properties IV Limited Partnership(c)                  (b)
Shelter Properties V Limited Partnership                      38.1%
Shelter Properties VI Limited Partnership                     27.1%
Shelter Properties VII Limited Partnership                     1.8%
National Property Investors III                               44.6%
National Property Investors 4                                 54.1%
National Property Investors 5                                 45.0%
National Property Investors 6                                 43.6%
National Property Investors 7                                 41.9%
National Property Investors 8                                 37.0%
Century Properties Fund XIV                                   41.3%
Century Properties Fund XV                                    39.6%
Century Properties Fund XVI                                   36.6%
Century Properties Fund XVII                                  34.6%
Century Properties Fund XVIII                                 29.0%
Century Properties Fund XIX                                   28.2%
Century Properties Fund XX                                    (b)
Century Properties Growth Fund XXII                           20.8%
Century Pension Income Fund XXIII                             (b)
Century Pension Income Fund XXIV                              (b)
Johnstown/Consolidated Income Partners                         9.1%
Johnstown/Consolidated Income Partners/2                      (b)
Davidson Growth Plus, L.P.                                     8.5%
Multi-Benefit Realty Fund 87-1                                (b)
U.S. Realty Partners, L.P.                                    (b)
Fox Strategic Housing Income Partners                         (b)

-------------------
(a) As of August 15, 1997.
(b) Indicates that less than 1% of the outstanding limited partner interests are owned by IPLP.
(c) IPLP holds an option to acquire approximately 31.0% of the limited partner interests in Shelter Properties IV from Insignia and its affiliates, in exchange for additional units of limited partner interest in IPLP. This option is exercisable by IPT on or before December 31, 1997, and IPT presently expects that it will exercise the option before it expires.

         Manually signed copies of the Assignment of Partnership Interest will be accepted. The Assignment of Partnership Interest and any other required documents should be sent or delivered by each Limited Partner or such Limited Partner's broker, dealer, bank, trust company or other nominee to the Depositary as set forth below.


                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK


                By Mail:                     By Hand/Overnight Delivery:

          Wall Street Station                      Receive Window
             P.O. Box 1023                   77 Water Street, 5th Floor
     New York, New York 10268-1023            New York, New York 10005


                                   Telephone:

                                 (212) 701-7624


         Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.



                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                90 Broad Street
                                   20th Floor
                            New York, New York 10004

                                 (800) 854-9486
                                  (Toll Free)

                                 (212) 843-8500
                                 (Call Collect)